                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-84725

PROSPECTUS SUPPLEMENT
(to prospectus dated August 17, 1999)
                                     [LOGO]
                             Heller Financial, Inc.
                500 West Monroe Street, Chicago, Illinois 60661
                                 (312) 441-7000

                              U.S. $10,000,000,000
                          Medium-Term Notes, Series J
              Due from 9 Months to 30 Years from Date of Issuance

     Heller Financial, Inc. may offer its medium-term notes at one or more times up to an aggregate initial offering price of U.S. $10,000,000,000. We will describe the specific terms of the notes being offered in a pricing supplement. The notes will rank as our senior indebtedness and will mature between 9 months and 30 years after the date we issue them. We may offer notes which:

     . are redeemable at our option or repayable at your option;

     . are denominated in U.S. dollars or in one or more foreign currencies or currency units;

     . bear interest at a fixed or floating rate, or not at all; floating interest rates may be based on one or more of the following indices, plus or minus a spread and/or multiplied by a spread multiplier:

          .Commercial Paper Rate     .LIBOR


          .Treasury Rate             .Federal Funds Rate


          .Prime Rate                .Another base rate specified in the
                                        applicable pricing supplement


     .require principal payments to be made over the life of the note;

     . have payments that are determined by reference to currencies, commodity prices, indices or other factors;

     . if fixed rate notes, require us to pay interest semiannually on each March 1 and September 1 or annually on each February 1, and if floating rate notes, require us to pay interest monthly, quarterly, semiannually or annually; and

     . are issued at a discount from the principal amount payable at maturity of the notes.

                                --------------

     You should carefully consider the risk factors beginning on page S-3 of this prospectus supplement and page 3 of the attached prospectus before you invest in the notes.

                                --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, this prospectus supplement or any pricing supplement is accurate or complete. Any representation to the contrary is a criminal offense.

                                --------------

                                                          Proceeds, Before
                Public Offering   Agent's Discounts           Expenses,
                     Price         and Commissions            to Heller
                --------------- --------------------- -------------------------
Per note.......      100%            .125%-.750%           99.875%-99.25%

Total (1)...... $10,000,000,000 $1,250,000-$7,500,000 $992,500,000-$998,750,000

-------
(1) Or the equivalent in one or more foreign or composite currencies.

     We may sell the notes to one or more agents listed above, as agents using their reasonable best efforts to sell the notes on our behalf or as principals for resale to other purchasers. We may also sell the notes to other agents we list in an applicable pricing supplement or without using the agents.

Merrill Lynch & Co.
    ABN AMRO Incorporated
          Banc of America Securities LLC
               Banc One Capital Markets, Inc.
                   Barclays Capital
                        Chase Securities Inc.
                             Credit Suisse First Boston
                                  Deutsche Banc Alex. Brown
                                       Goldman, Sachs & Co.
                                             J.P. Morgan & Co.
                                                 Lehman Brothers
                                                      Salomon Smith Barney
                                                         Warburg Dillon Read LLC

           The date of this prospectus supplement is October 6, 1999.

                               TABLE OF CONTENTS

                             Prospectus Supplement

About this Prospectus Supplement and the Pricing Supplements...............  S-2
Risk Factors Relating to the Notes.........................................  S-3
Business Development.......................................................  S-5
Description of the Notes...................................................  S-6
Special Provisions Relating to Foreign Currency Notes...................... S-19
United States Federal Income Tax Considerations............................ S-20
Plan of Distribution....................................................... S-29
Legal Matters.............................................................. S-30

                                   Prospectus

About this Prospectus......................................................    2
Where You Can Find More Information........................................    2
Cautionary Note Regarding Forward-Looking Statements.......................    3
Risk Factors...............................................................    3
The Company................................................................    8
Use of Proceeds............................................................    9
Description of the Securities We May Offer.................................   10
Plan of Distribution.......................................................   27
Legal Opinions.............................................................   28
Independent Public Accountants.............................................   29

                               -----------------

      You should rely only on the information incorporated by reference or contained in this prospectus supplement, the attached prospectus and the applicable pricing supplement. We and the agents have not authorized anyone to provide you with different information and if you receive any unauthorized information, you should not rely on it. We are not making an offer of these securities in any place where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the prospectus and the applicable pricing supplement is accurate only as of the date on the front cover of that document, regardless of the time you receive this prospectus supplement, the attached prospectus or the applicable pricing supplement.

                        ABOUT THIS PROSPECTUS SUPPLEMENT
                          AND THE PRICING SUPPLEMENTS

      We may use this prospectus supplement, together with the attached prospectus and a pricing supplement, to offer our medium-term notes from time to time. The total public offering price of these notes will not exceed U.S. $10,000,000,000, or the equivalent in other currencies. If we sell other securities referred to in the prospectus, the maximum amount of notes that we may offer and sell under this prospectus supplement will be reduced.

      In this prospectus supplement, we describe the terms of the notes that we may offer. This description supplements the description of our debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will replace that information in the prospectus.

      Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. In the pricing supplement, we will describe more specifically the notes we are offering and the terms of the offering. In the pricing supplement, we may also add, update or change information in this prospectus supplement or the attached prospectus. If information in the pricing supplement is inconsistent with this prospectus supplement or the attached prospectus, the pricing supplement will apply and will replace that information in this prospectus supplement or the attached prospectus.

      The information set forth in this prospectus supplement is only directed to prospective purchasers who are U.S. residents. Prospective purchasers who are residents of other countries should consult with their own counsel regarding matters that may affect their purchasing, holding or receiving payments on the notes.

      References in this prospectus supplement, the attached prospectus or any pricing supplement to "U.S. dollars," "U.S. $" or "$" are to the currency of the United States of America.

                       RISK FACTORS RELATING TO THE NOTES

      Your investment in the notes is subject to significant risks, especially if the notes involve a foreign currency. You should consider carefully, in addition to the other information contained in this prospectus supplement, the attached prospectus and the applicable pricing supplement, the following risk factors and the risk factors described under the caption "Risk Factors" in the attached prospectus before making an investment in the notes. Any credit ratings assigned to the notes may not reflect the potential impact of these risk factors on the market value of the notes. You should consult your own financial and legal advisors about the risks of an investment in the notes and the suitability of an investment in the notes in light of your particular circumstances. In particular, you should consult your own financial and legal advisors about the risks of investing in foreign currency notes and currency indexed notes, as those notes may not be an appropriate investment if you are unsophisticated with respect to foreign currency transactions.

      The Value of Payments We Make in a Currency Other than U.S. Dollars or Indexed to Indices Which Are Based in Currencies Other than U.S. Dollars May Be Adversely Affected by Fluctuations in Exchange Rates and the Imposition of Exchange Controls

      At present, we have identified the following currencies in which payments on the notes may be made or upon which indices to which payments on the notes may be based.

     .  Australian dollars              .  Canadian dollars

     .  Danish kroner                   .  English pounds sterling

     .  Italian lire                    .  New Zealand dollars; and

     .  U.S. dollars                    .  Euros.

      If you invest in notes that are denominated in, or indexed to indices based upon, a currency other than U.S. dollars, your investment will be subject to significant risks not associated with investments in notes denominated in U.S. dollars or indexed to U.S. dollar-based indices. These risks include:

     . the possibility of significant changes in the rate of exchange between the U.S. dollar and the applicable foreign currency; and

     . the possibility that the U.S. government or any foreign government will impose or modify foreign exchange controls.

      These risks generally depend on factors over which we have no control, including economic, financial and political events and the supply of, and demand for, the applicable foreign currencies. In recent years, rates of exchange between the U.S. dollar and several foreign currencies have been volatile and this volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in you:

     . receiving a U.S. dollar equivalent yield on your foreign currency notes below their stated interest rate, which could result in you suffering a loss; or

     . receiving a return of principal payable at maturity of your currency indexed notes less than the face amount of the notes, which would also result in an effective yield below the stated interest rate.

      Governments do not often allow their currencies to float freely in response to economic forces. Instead, they use a variety of techniques, including the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of their currencies. Thus, governmental actions that could change or interfere with currency valuations that were previously freely determined, fluctuations in response to other market forces and the movement of currencies across borders could also decrease the U.S. dollar-equivalent yields of your foreign currency notes or currency indexed notes. We will not adjust or change the terms of any notes if exchange rates become fixed, if any devaluation, revaluation, imposition of exchange or other regulatory controls or taxes occurs, or if any other event affecting the U.S. dollar or any applicable currency or currency unit occurs.

      Governments have imposed from time to time, and may in the future impose or revise, exchange controls that could affect exchange rates, as well as the availability of a particular foreign currency for making payments on a note. Therefore, we may be unable to make payments in a foreign currency because we are prohibited or restricted from doing so by exchange controls. Even if there are no exchange controls, we may be unable to make payments in a foreign currency because we are unable to obtain that currency. If we are unable to make payments in a foreign currency, we will make payments in the manner described under "Special Provisions Relating to Foreign Currency Notes--Payment of Principal and Interest on Foreign Currency Notes."

The Value of Judgments on Foreign Currency Notes May Be Adversely Affected by Fluctuations in Exchange Rates

      The notes will be governed by, and construed in accordance with, the laws of the State of New York. You may bring actions based upon obligations payable in a currency other than U.S. dollars in courts in the United States. However, U.S. courts do not customarily render judgments for money damages denominated in any currency other than U.S. dollars and it is not clear whether U.S. courts would use the rate of conversion in effect on the date of the default, the date of the judgment or some other date. Under the Judiciary Law of the State of New York, an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange in effect on the date the judgment is entered. In these cases, you would bear the risk of exchange rate fluctuations between the time of the default, the time the dollar amount of the judgment is calculated and the time the U.S. dollars are paid to you.

Indexed Notes May Earn Less Interest than Fixed or Floating Rate Notes and Be Worth Less at Maturity than at Issuance

      If you invest in indexed notes, your investment will be subject to significant risks not associated with investments in conventional fixed or floating rate notes. Notes that are indexed as to interest rate may earn less interest than conventional fixed rate or floating rate notes issued at the same time, or no interest at all. Notes that are indexed as to principal and/or premium may be worth less at maturity than at issuance, or nothing at all, and may be paid out at unexpected times. The value of an index can fluctuate significantly based on a number of inter-related factors, including economic, financial and political events over which we have no control. Additionally, if the index or formula which we specify to determine the amount of principal, premium and/or interest payable on indexed notes contains a spread or a spread multiplier, that feature will magnify the effect of any change in the index. In recent years, values of several indices and formulas have been highly volatile and this volatility may continue in the future. Past fluctuations in any particular index or formula are not necessarily indicative, however, of fluctuations that may occur in the future.

Because an Active Trading Market for the Notes May Not Develop After this Offering, It May Be Difficult for You to Sell Your Notes or to Sell Your Notes at the Prices You Anticipate

      When we issue the notes, they will not have an established trading market. A secondary market for the notes may not develop and, if one does develop, may not continue to be liquid. The following factors, independent of our creditworthiness, will affect any secondary market for the notes:

     . the complexity and volatility of any index or formula used to compute any interest, principal or premium to be paid on the notes;

     . the method of calculating any interest, principal or premium to be paid on the notes;

     .  the time remaining to maturity of the notes;

     .  the outstanding amount of the notes;

     .  any redemption features of the notes;

     . the amount of other debt securities linked to any index or formula used to compute any interest, principal or premium to be paid on the notes; and

     .  the direction and volatility of market interest rates generally.

These factors may also affect the market value of the notes. In addition, we may offer notes designed for specific investment objectives or strategies which, therefore, have a more limited secondary market and experience more price volatility than conventional notes. You may not be able to sell these notes readily or at the prices you anticipate.

                              BUSINESS DEVELOPMENT

      On October 4, 1999, we announced that we have agreed to sell our Commercial Services unit, our domestic factoring business, to The CIT Group, Inc. Completion of the sale, which is subject to customary regulatory approvals, is expected to occur during the fourth quarter of 1999. Our International Factoring and Asset Based Finance segment, known as Heller International Group, will be unaffected by this transaction.

                            DESCRIPTION OF THE NOTES

      The following summary of certain terms of the notes is not complete. For additional terms of the notes, you should also read the description of the general terms and provisions of our debt securities included in the attached prospectus under the caption "Description of the Securities We May Offer-- Description of Debt Securities."

General

      We will offer the notes on a continuous basis as a series of senior debt securities under an indenture for senior securities dated as of September 1, 1995, as amended, between us and State Street Bank and Trust Company, as trustee. We more fully described the indenture in the attached prospectus and filed a copy of the indenture with the SEC as an exhibit to our shelf registration statement. See "Where You Can Find More Information" in the attached prospectus. The trustee will serve as the paying agent and securities registrar for the notes under the indenture and will maintain an office or agency in New York City for these purposes.

      The notes will be our direct, unsecured obligations and will rank equally with all of our other unsecured senior debt. The notes:

     . will mature on a business day from 9 months to 30 years from their date of issue as determined by the purchaser and agreed to by us;

     . may be subject to redemption at our option or repayment at your option before maturity;

     . will be denominated in U.S. dollars or in other currencies, Euros or other composite currencies, as specified in the applicable pricing supplement;

     . will bear interest at either (1) a fixed rate, which, in the case of notes purchased for an amount that is less than the principal amount payable at maturity, may be zero, or (2) a floating rate determined by reference to the interest rate basis or combination of interest rate bases specified in the applicable pricing supplement, which may be adjusted by a spread or a spread multiplier;

     . may be indexed to a foreign currency, which means that the principal amount payable at maturity will be determined by the difference between the currency in which the notes are denominated and another currency or composite currency specified in the applicable pricing supplement;

     . may be indexed to one or more commodity prices, equity indices or other financial or non-financial indices, which means that the principal amount payable at maturity and/or the amount of interest payable on any interest payment date will be determined by reference to one or more commodity prices, equity indices or other financial or non-financial indices specified in the applicable pricing supplement;

     . may be amortized, which means that the principal amount will be paid to you over the life of the notes in accordance with the schedule specified in the applicable pricing supplement;

     . will be issued either (1) in book-entry form and registered in the name of the depositary, The Depository Trust Company, or its nominee, or (2) in certificated form, fully registered without coupons; and

     . will be issued in minimum denominations of U.S.$1,000 or denominations specified in the applicable pricing supplement for other currencies.

      Business day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City. However, with respect to foreign currency notes, that day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center of the country issuing the applicable currency, and if the applicable currency is Euro, the day must also be a day in which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open in London. Furthermore, with respect to notes as to which LIBOR is an applicable interest rate basis, the day must also be a London business day, which is a day on which commercial banks are open for business, including dealings in the index currency, in London.

      Principal financial center means, unless we specify otherwise in the applicable pricing supplement, the capital of the country issuing the applicable currency, except that with respect to:

     .  U.S. dollars, the principal financial center means New York City;

     . Australian dollars, the principal financial center means Sydney and Melbourne;

     .  Canadian dollars, the principal financial center means Toronto;

     .  Deutsche marks, the principal financial center means Frankfurt;

     .  Dutch guilders, the principal financial center means Amsterdam;

     .  South African rand, the principal financial center means
        Johannesburg; and

     .  Swiss francs, the principal financial center means Zurich.

      In the applicable pricing supplement, we will describe the following terms:

     . the currency in which we will denominate the notes and, if other than U.S. dollars, other terms relating to the notes including the authorized denominations;

     .  the price at which we will issue the notes;

     .  the date on which we will issue the notes;

     .  the date on which the notes will mature;

     . whether we will pay interest on the notes at a fixed rate or a floating rate;

     . if we will pay interest on the notes at a fixed rate, the rate per annum at which we will pay interest on the notes and the interest payment date or dates if that date or those dates are different from those we indicate below under the caption "Fixed Rate Notes;"

     . if we will pay interest on the notes at a floating rate, the base rate, the initial interest rate, the interest determination dates, the index maturity, any maximum interest rate, any minimum interest rate, any spread, any spread multiplier, and any other terms relevant to the method by which we will calculate the interest rate;

     . whether we or the agents will sell the notes at a price which is less than the price at which we will issue the notes and, if so, what that price will be;

     . if we will determine the amount of principal which we will pay to you on the date on which the notes mature by reference to commodity prices, equity indices or other financial or non-financial indices, information pertaining to the method by which we will determine the principal amount payable to you and historical information relating to any index which we will use in making that determination;

     . if we will determine the amount of principal which we will pay to you on the date on which the notes mature by reference to a foreign currency or currency unit, the currency in which we will denominate the notes, the currency which we will designate as the indexed currency, the minimum amount of principal which we will pay to you on the date on which the notes mature, known as the face amount, the exchange rate which we will designate as the base exchange rate, the name of our agent who will determine the principal amount payable to you and the names of the banks or firms which will provide the determination agent with the relevant open market spot offer quotations which the determination agent will use in determining the amount of principal payable to you;

     . whether we may redeem the notes at our option before the date on which the notes mature and whether we must repay the notes at your option before the date on which the notes mature and, if so, the terms of the redemption or repayment;

     . whether we will issue the notes in book-entry or certificated form;

     . if we will make payments of principal to you over the life of the notes, a schedule describing repayment of the notes;

     . any other terms of the notes, which must be consistent with the terms of the indenture; and

     . if applicable, a summary of certain U.S. federal income tax considerations.

Payment of Principal and Interest

      We will pay the principal, any premium and interest on each note in the currency specified for that note. If a note requires payment in a currency other than U.S. dollars, we will appoint an exchange agent, which will initially be the trustee, to determine the exchange rate to convert all payments on that note into U.S. dollars. Under some circumstances, you may elect to receive all payments on the note in the specified currency. See "Special Provisions Relating to Foreign Currency Notes--Payment of Principal and Interest on Foreign Currency Notes."

      We will make regular payments of interest on a certificated note that is to be made in U.S. dollars through a paying agent, which will initially be the trustee, to the holder of that note by mailing a check to that holder at the address appearing in the security register on the applicable record date. However, we will make regular payments of interest on a certificated note or notes to the holder of a note or notes having the same terms in an aggregate amount of U.S.$10,000,000 or more, or an equivalent amount for foreign currencies, by wire transfer of immediately available funds if that holder gives the paying agent written instructions for payment by wire transfer at least 15 days before the applicable interest payment date. We will make regular payments of interest on global securities representing book-entry notes by wire transfer of immediately available funds to The Depository Trust Company, or another depositary specified in the applicable pricing supplement, or its nominee. The depositary will then pay the participant, who will then pay the beneficial owner of the book-entry notes in accordance with its procedures. See "Description of the Securities We May Offer--Description of Debt Securities-- Provisions Applicable to All Debt Securities--Book-Entry, Delivery and Form" in the attached prospectus.

      We will make payments of principal and any interest and premium payable on the date on which a note matures, is redeemed or is repaid by wire transfer of immediately available funds upon surrender of that note and delivery of wire instructions to the paying agent. We will at all times until the notes are paid maintain a paying agent in New York City.

      The record date for any date on which a payment of interest is due will be the date which is 15 days, whether or not that date is a business day, before that interest payment date. We will make payments of interest for any interest payment date to the person in whose name a note is registered at the close of business on the record date before that interest payment date. If a note is originally issued between a record date and an interest payment date or on an interest payment date, we will make the first payment of interest on the interest payment date after that interest payment date to the registered holder on the record date prior to the first interest payment date. We will make payments of interest when the note matures, is redeemed or repaid to the person to whom payments of principal are to be paid.

      All determinations made by the paying agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on you. The paying agent will have no liability for its determinations.

Interest and Interest Rates

      Each note will begin to accrue interest from the date it is originally issued until its principal is paid. In the applicable pricing supplement, we will designate each note as a fixed rate note, a floating rate note, an indexed note or an amortizing note and describe the method of determining the interest rate, including any spread and spread multiplier. For an indexed note, we will also describe in the applicable pricing supplement the method for calculating and paying principal and interest. Interest payments on each interest payment date or at maturity will consist of interest from and including the last interest payment date on which interest has been paid or, if applicable, from and including the issue date to, but excluding, that interest payment date or the maturity date, as the case may be.

      Interest rates on the notes that we offer may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction and changes in overall economic or market conditions. We may offer notes with similar variable terms but different interest rates, as well as notes with different variable terms, concurrently to different investors. We may, from time to time, change the interest rates or formulas and other terms of notes, but those changes would not affect any note already issued or as to which an offer to purchase has been accepted.

      We will not, in any event, make payments of interest to you at a rate which is higher than the maximum rate permitted by New York law, as modified by U.S. law of general application. Currently, under New York law, the maximum rate of interest is 25% per annum on a simple interest basis, with some exceptions. If you invest U.S. $2,500,000 or more in the notes, this limit does not apply.

Fixed Rate Notes

      In the pricing supplement for fixed rate notes, we will specify a fixed interest rate payable either (1) semiannually on each March 1 and September 1 or (2) annually on each February 1, and at maturity or upon earlier repayment or redemption. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. If the maturity date or an interest payment date for any fixed rate note is not a business day, we may pay any principal, premium and interest for that note on the next business day, and no interest will accrue because of the delayed payment.

Floating Rate Notes

      Each floating rate note will bear interest at the floating rate per annum determined pursuant to the interest rate formula specified in the note and the pricing supplement. We may base that formula on any of the following indices:

     .  the Commercial Paper Rate;      .  LIBOR;

     .  the Treasury Rate;              .  the Federal Funds Rate; or

     .  the Prime Rate;                 .  another base rate specified in the
                                           applicable pricing supplement.

      In the pricing supplement, we also will indicate whether there is any spread or spread multiplier which would be applied to the interest rate formula to determine the interest rate. The spread is the number of basis points, one basis point equaling one-hundredth of a basis point, which we will add to or subtract from the interest rate. The spread multiplier is the percentage by which we will multiply the interest rate. We may place a maximum limitation, or ceiling, and/or minimum limitation, or floor, on the interest rate which may accrue during any interest period on any floating rate note.

Calculation of Interest

      We will act as calculation agent and calculate interest rates on the floating rate notes. We will calculate accrued interest by multiplying the principal amount of a floating rate note by an accrued interest factor. This accrued interest factor will equal the sum of the interest factors for each day in the period for which we are calculating accrued interest. We will compute the interest factor for each of these days by dividing the interest rate for the day by 360, or, in the case of Treasury Rate notes, by the actual number of days in the year.

      We will reset the interest rate on each floating rate note daily, weekly, monthly, quarterly, semi-annually or annually, as we specify in the note and the applicable pricing supplement. The first day on which the reset interest becomes effective is the interest reset date. The interest reset date will be:

     .  for floating rate notes that reset daily, each business day;

     . for floating rate notes, other than Treasury Rate notes, that reset weekly, the Wednesday of each week;

     .  for Treasury Rate notes that reset weekly, Tuesday of each week;

     . for floating rate notes that reset monthly, the third Wednesday of each month;

     . for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     . for floating rate notes that reset semi-annually, the third Wednesday of each of the two months of each year indicated in the applicable pricing supplement; and

     . for floating rate notes that reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

      If any interest reset date is not a business day, then the interest reset date is the next business day. However, in the case of a LIBOR note, if the next business day is in the next calendar month, the interest reset date will be the business day before the interest reset date. Also, if any auction of Treasury bills is held on an interest reset date for Treasury Rate notes, the interest reset date will be the next business day. We will provide requesting holders of a floating rate note the interest rate then in effect for that note and, if known, the interest rate that will become effective on the next interest reset date.

      As calculation agent, we will determine the interest rate for each interest reset date. The interest determination date will be:

     . for Commercial Paper Rate notes, Federal Funds Rate notes and Prime Rate notes, the second business day before the interest reset date;

     . for LIBOR notes, the second London business day before the interest reset date; and

     . for Treasury Rate notes, the day of the week in which the interest reset date falls on which Treasury bills of the index maturity specified on the face of the note are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is held on the following Tuesday or the preceding Friday. If the auction is rescheduled to the Friday before the interest reset date, then the interest determination date is that Friday.

The interest rate determined for any interest determination date will be the rate effective on the next interest reset date until the following interest reset date. The interest rate in effect on each of the days in the period from the date on which we issue the notes to the first interest reset date is the initial interest rate specified in the applicable pricing supplement. The interest rate in effect on each of the days during the period from the tenth calendar day before the maturity date to the maturity date is the interest rate on the tenth calendar day before the maturity date.

      The calculation date, if applicable, relating to an interest determination date will be the earlier of: (1) the tenth calendar day after the interest determination date or, if that day is not a business day, the next business day, or (2) the business day before the relevant interest payment date or the maturity date, as the case may be.

      Unless we specify otherwise in the applicable pricing supplement, we will calculate the interest rate for different types of floating rate notes on the interest determination date in the following manner:

      Commercial Paper Rate Notes. The Commercial Paper Rate for any interest determination date is the money market yield on that date for commercial paper having the index maturity described in the applicable pricing supplement, as published by the Board of Governors of the Federal Reserve System in the weekly statistical release designated as H.15(519), or any successor publication, under the caption "Commercial Paper--Nonfinancial" by 3:00 p.m., New York City time, on the calculation date for that interest determination date. However:

     . if that rate is not published by 3:00 p.m., New York City time, on that calculation date, then the Commercial Paper Rate will be the rate on that interest determination date for commercial paper having the index maturity described in the applicable pricing supplement, as published in the daily update of H.15(519), available through the web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper--Nonfinancial;"

     . if that rate is not published by 3:00 p.m., New York City time, on that calculation date, then the Commercial Paper Rate will be the rate on that interest determination date calculated by us as the money market yield of the average of the offered rates at approximately 11:00 a.m., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in New York City, which may include agents and their affiliates, selected by us, for commercial paper having the index maturity described in the applicable pricing supplement placed for a nonfinancial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating organization; and

     . if the dealers that we select are not quoting as mentioned above, then the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that interest determination date.

      Money market yield means a yield calculated in accordance with the following formula and expressed as a percentage:

                                          D X 360
                 Money market yield =  --------------  X 100
                                       360 - (D X M)


where D is the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and M is the actual number of days in the period for which interest is being calculated.

      LIBOR Notes. We will determine LIBOR for any interest determination date as follows:

     . if the applicable pricing supplement specifies LIBOR Telerate or does not specify LIBOR Reuters or LIBOR Telerate as the method for calculating LIBOR, LIBOR will be the rate for deposits in U.S. dollars, or any other currency specified in the applicable pricing supplement as to which LIBOR will be calculated, having the index maturity described in the applicable pricing supplement, commencing on the second London business day following that interest determination date, as that rate appears on the display on Bridge Telerate, Inc., any successor service on the page specified in the pricing supplement or any other page as may replace that page on that service for the purpose of displaying the London interbank rates of major banks for U.S. dollars, or other applicable LIBOR currency, as of 11:00 a.m., London time, on the applicable interest determination date;

     . if the applicable pricing supplement specifies LIBOR Reuters, LIBOR will be the average of the offered rates for deposits in U.S. dollars, or other applicable LIBOR currency, having the index maturity described in the applicable pricing supplement, commencing on the second London business day following that interest determination date, as those rates appear on the display on the Reuters Monitor Money Rates Service, any successor service on the page specified in the pricing supplement or any other page as may replace that page on that service for the purpose of displaying the London interbank rates of major banks for U.S. dollars, other applicable LIBOR currency, as of 11:00 a.m., London time, on the applicable interest determination date. If that designated LIBOR page by its terms provides for only a single rate, then the single rate will be used;

     . if the applicable pricing supplement specifies LIBOR Reuters and less than two offered rates appear on the designated LIBOR page specified above, or the applicable pricing supplement specifies LIBOR Telerate or does not specify LIBOR Telerate or LIBOR Reuters as the method for calculating LIBOR and no rate appears on the designated LIBOR page specified above, as of 11:00 a.m., London time, on the applicable interest determination date, then LIBOR on that interest determination date will be the rate that we calculate as the average of at least two quotations obtained by us after requesting the principal London offices of each of four major reference banks, selected by us, which may include affiliates of the agents, in the London interbank market to provide us with its offered quotation for deposits in U.S. dollars, or other applicable LIBOR currency, having the index maturity designated in the applicable pricing supplement, commencing on the second London business day following that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars, or other applicable LIBOR currency, in that market at that time;

     . if fewer than two banks provide this quotation, then LIBOR on that interest determination date will be the rate that we calculate as the average of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center, on that interest determination date, by three major banks, selected by us, which may include affiliates of the agents, in the applicable principal financial center, for loans in U.S. dollars, or other applicable LIBOR currency, to leading European banks having the index maturity described in the applicable pricing supplement and in a principal amount that is representative of a single transaction in U.S. dollars, or other applicable LIBOR currency, in that market at that time; and

     . if these banks are not quoting as mentioned above, then LIBOR will remain the LIBOR then in effect on that interest determination date.

      Treasury Rate Notes. The Treasury Rate for any interest determination date is the rate from the auction held on that date of direct obligations of the United States, known as Treasury bills, having the index maturity described in the applicable pricing supplement, as that rate is published under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56, or any other page as may replace page 56 on that service, or page 57, or any other page as may replace page 57 on that service, by 3:00 p.m., New York City time, on the calculation date for that interest determination date. However:

     . if that rate is not published by 3:00 p.m., New York City time, on that calculation date, then the Treasury Rate will be the bond equivalent yield of the rate for the Treasury bills having the index maturity described in the applicable pricing supplement as published in the daily update of H.15 (519) under the caption "U.S. Government Securities/Treasury
        Bills/Auction High;"

     . if that rate is not published by 3:00 p.m., New York City time, on that calculation date, then the Treasury Rate will be the bond equivalent yield of the auction rate of the Treasury bills having the index maturity described in the applicable pricing supplement announced by the U.S. Department of the Treasury;

     . if that rate is not announced by the U.S. Department of the Treasury by 3:00 p.m., New York City time, on that calculation date, or the auction is not held, then the Treasury Rate will be the bond equivalent yield of the rate on that interest determination date of Treasury bills having the index maturity described in the applicable pricing supplement published in H.15
        (519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market;"

     . if that rate is not published by 3:00 p.m., New York City time, on calculation date, then the Treasury Rate will be the rate on that interest determination date of the applicable Treasury bills, as published in the daily update of H.15 (519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market;"

     . if that rate is not published by 3:00 p.m., New York City time, on that calculation date, the Treasury Rate will be the rate on that interest determination date that we calculate as the bond equivalent yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that interest determination date, of three primary U.S. government securities dealers, selected by us, which may include the agents or their affiliates, for the issue of Treasury bills with a remaining maturity closest to the index maturity described in the applicable pricing supplement; and

     . if the three selected dealers are not quoting as mentioned above, then the Treasury Rate will remain the Treasury Rate then in effect on that interest determination date.

      "Bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                      D X N
          Bond equivalent yield = -------------  X 100
                                  360 - (D X M)

where D is the applicable per annum rate for Treasury bills quoted on a bank discount basis, N is the actual number of days in the year and M is the actual number of days in the interest period for which we are calculating interest.

      Federal Funds Rate Notes. The Federal Funds Rate for any interest determination date is the rate on that date for Federal Funds, as published in H.15(519) under the caption "Federal Funds (Effective)" by 3:00 p.m., New York City time, on the calculation date for that interest determination date.
However:

     . if the rate is not published by 3:00 p.m., New York City time, on that calculation date, then the Federal Funds Rate will be the rate as published in the daily update of H.15 (519) under the caption "Federal Funds/Effective Rate" on that calculation date;

     . if that rate is not published by 3:00 p.m., New York City time, on that calculation date, then the Federal Funds Rate will be the average of the rates as of 9:00 a.m., New York City time, on that interest determination date for the last transaction of at least $1,000,000 in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City, selected by us, which may include the agents or their affiliates; and

     . if the three brokers that we select are not quoting as mentioned above, then the Federal Funds Rate will remain the Federal Funds Rate then in effect on that interest determination date.

      Prime Rate Notes. The Prime Rate for any interest determination date is the rate on that date, as published in H.15(519) under the caption "Bank Prime Loan," by 3:00 p.m., New York City time, on the calculation date for that interest determination date. However:

     . if that rate is not published by 3:00 p.m., New York City time, on that calculation date, then the Prime Rate will be the rate we calculate as the average of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or any other page as may replace that page on that service, as that bank's prime rate or base lending rate as in effect for that interest determination date;

     . if less than four of these rates appear on the Reuters Screen USPRIME1 page for that interest determination date, then the Prime Rate will be the rate we calculate as the average of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that interest determination date by four major money center banks in New York City, selected by us, which may include the agents or their affiliates;

     . if less than four quotations are provided as mentioned above, then the Prime Rate will be the rate we calculate as the average of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that interest determination date as provided by the major money center banks mentioned above and as many other U.S. federal or state substitute banks or trust companies having total equity capital of at least $500,000,000, selected by us, as necessary to obtain four quotes; and

     . if the major money center banks and substitute banks and trust companies are not quoting as mentioned above, then the Prime Rate will remain the Prime Rate then in effect on that interest determination date.

Payment of Interest

      We will pay interest on floating rate notes as follows:

     . for notes with interest payable monthly, on the third Wednesday of each month;

     . for notes with interest payable quarterly, on the third Wednesday of March, June, September and December of each year;

     . for notes with interest payable semiannually, on the third Wednesday of each of the two months specified in the applicable pricing supplement; and

     . for notes with interest payable annually, on the third Wednesday of the month specified in the applicable pricing supplement.

We will also pay interest on floating rate notes at maturity, upon earlier redemption or repurchase. If an interest payment date of any floating rate note is not a business day, we will postpone payment until the next business day, except for LIBOR notes when the next business day is in the next calendar month, in which case the interest payment date will be the prior business day. If the maturity date of any floating rate note is not a business day, we will pay any principal, any premium and interest for that note on the next business day, and no interest will accrue from and after the maturity date. Each interest payment on a floating rate note will include interest accrued from, and including, the issue date or the last interest payment date on which interest has been paid, as the case may be, to, but excluding, the applicable interest payment date or the maturity, redemption or repurchase date, as the case may be.

      We will calculate accrued interest on a floating rate note by multiplying the note's principal amount by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate notes, or (2) 360, in the case of Commercial Paper Rate notes, LIBOR notes, Federal Funds Rate notes and Prime Rate notes. The interest rate in effect on each date will be:

     . if the day is during the period between the issuance of the note and the first interest reset date, the initial interest rate specified in the applicable pricing supplement;

     . if the day is an interest reset date, the interest rate with respect to the interest determination date for that interest reset date;

     . if the day is not an interest reset date, the interest rate with respect to the interest determination date for the previous interest reset date; or

     . if the day is during the period between the date that is ten calendar days before the maturity date and the maturity date, the interest rate on the tenth calendar day before the maturity date.

Interest rates are in all cases subject to any maximum or minimum interest rate limitation or to any adjustment by a spread or spread multiplier.

      We will round all percentages resulting from any calculation to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, we will round 9.876545%, or
 .09876545, to 9.87655%, or .0987655. We will round all U.S. dollar amounts used in, or resulting from, the calculation to the nearest cent, with one-half cent being rounded upward. We will round all foreign currency or currency unit amounts used in, or resulting from, the calculation to the smallest whole unit of that other currency or currency unit, with one-half the smallest whole unit being rounded upward.

Indexed Notes

      We may issue notes for which the amount of principal that you will receive will not be known on your date of purchase because we will compute the amount of principal by reference to the exchange rate of a specified currency or composite currency in which the notes are denominated and another currency or composite currency specified as the indexed currency in the applicable pricing supplement. We refer to these notes as currency indexed notes. We may also issue notes for which the amount of principal that you will receive at maturity or the amount of interest that you will receive will not be known on your date of purchase because we will compute the principal and interest payments by reference to one or more commodity prices, equity indices, other financial or non-financial indices or other factors specified in the applicable pricing supplement.

      We will make payments of interest to you on currency indexed notes based upon the face amount of the notes and at the rate, at the times and in the manner which we describe in the applicable pricing supplement.

      If you hold a currency indexed note, you may receive a principal amount on the maturity date that is greater than or less than the face amount of the note depending on the relative value at maturity of the currency in which the note is denominated and the currency designated as the index currency in the applicable pricing supplement. If you hold a currency indexed note, you will receive a principal amount that is greater than the face amount of the note only if, at the maturity date, (1) the rate of exchange of (a) the currency in which the note is denominated for (b) the currency designated as the indexed currency is greater than (2) the exchange rate designated as the base exchange rate in the applicable pricing supplement. We will summarize the relative historical value of the currency in which currency indexed notes are denominated against the currency designated as the indexed currency, any exchange controls applicable to those currencies and the tax consequences of owning currency indexed notes in the applicable pricing supplement.

      We will pay the principal amount of a currency indexed note:

     .  on the date of maturity, redemption or repayment of the note;

     .  in the currency in which the note is denominated;

     . in an amount equal to (1) the face amount of the note plus or minus (2) an amount determined by a determination agent, which will initially be the trustee, by reference to the difference between (a) the base exchange rate specified in the applicable pricing supplement and (b) the rate at which the denominated currency can be exchanged for the indexed currency; and

     . in a maximum amount equal to twice the face amount of the note and a minimum amount equal to zero.

The determination agent will determine the rate at which the denominated currency can be exchanged for the indexed currency on the second exchange rate day before the date on which the note matures, is redeemed or is repaid based upon the average of the open market spot offer quotations for the indexed currency and spot bid quotations for the denominated currency, obtained from the three banks or firms specified as reference dealers in the applicable pricing supplement, in New York City at 11:00 a.m., New York City time, on the determination date, for an amount of indexed currency equal to the face amount of the note multiplied by the base exchange rate, with the denominated currency for settlement at the date on which the note matures, is redeemed or is repaid.

      Exchange rate day means any day which is a business day within the City of New York and:

     . if the currency in which the note is denominated in, or indexed to indices based upon, is the Canadian dollar, in Toronto, Canada;

     . if the currency in which the note is denominated in, or indexed to indices based upon, is the Japanese yen, in Tokyo, Japan;

     . if the currency in which the note is denominated in, or indexed to indices based upon, is the pound sterling, in London, England;

     . if the currency in which the note is denominated in, or indexed to indices based upon, is the Australian dollar, in Melbourne, Australia;

     . if the currency in which the note is denominated in, or indexed to indices based upon, is the Euro, a day on which the TARGET System is open in London, England; and/or

     . if the currency in which the note is denominated in, or indexed to indices based upon, is any other currency or currency unit other than the U.S. dollar, in the principal financial center of the country which issues such currency or currency unit.

      The determination agent will determine the principal amount of a currency indexed note payable on the date on which it matures, is redeemed or is repaid in the following manner:

     . If the rate at which the denominated currency can be exchanged for the indexed currency is higher than the base exchange rate, the principal amount will equal:


                                rate at which the
                                denominated currency
                                can be exchanged for
                                the indexed currency  -  base exchange rate
  face amount + (face amount X _______________________________________________).
                                rate at which the denominated currency can be
                                      exchanged for the indexed currency

     . If the rate at which the denominated currency can be exchanged for the indexed currency is equal to the base exchange rate, the principal amount will equal the face amount of the note.

     . If the rate at which the denominated currency can be exchanged for the indexed currency is lower than the base exchange rate, the principal amount will equal:

                                                                       rate at which the
                                                                       denominated currency
                                                                       can be exchanged for
                                              base exchange rate   -   the indexed currency
             face amount - (face amount X _______________________________________________________ ).
                                          rate at which the denominated currency can be exchanged
                                                       for the indexed currency

Amortizing Notes

      We may issue amortizing notes, which are fixed rate notes for which combined principal and interest payments are made in installments over the life of each note. We apply payments on amortizing notes first to interest due and then to reduce the unpaid principal amount. If we issue amortizing notes, we will include the terms and conditions of the insurance of the notes, including a table setting forth repayment information, in the applicable pricing supplement.

Original Issue Discount Notes

      We may issue original issue discount notes, which are notes issued (1) at a discount from the principal amount payable on the date on which the notes mature or (2) without qualified stated interest. An original issue discount note may not have any periodic interest payments. Instead, we may allow the interest to accrue during the life of the note and pay it at on the maturity date or, if the note is redeemed, on the redemption date. If an original issue discount note is redeemed, repaid or accelerated, we will determine the amount payable in the manner described under the caption "--Optional Redemption, Repayment and Repurchase." This amount may be less than the amount that you would have received if the note had not been redeemed, repaid or accelerated.

Optional Redemption, Repayment and Repurchase

Redemption

      In the applicable pricing supplement, we will indicate whether we will have the option to redeem the notes, in whole or from time to time in part, before they mature. If we have the option to redeem the notes before they mature, we will also indicate in the pricing supplement the price, together with accrued interest, at which we may redeem them and the date or dates on which we may redeem them. To redeem notes, we will notify the trustee at least 30 days but not more than 60 days before the date on which we may redeem them. The trustee will notify the holders of those notes that we intend to redeem them between 60 and 30 days before the date on which we intend to redeem them. If we redeem some, but not all, of the notes having the same terms, the trustee will select which of the notes we will redeem by a method the trustee deems fair and appropriate. The notes will not be subject to any sinking fund.

Repayment

      In the applicable pricing supplement, we will indicate whether you will have the option to elect repayment of the notes by us before they mature. If you have the option to elect repayment of the notes before they mature, we will also indicate in the pricing supplement the price, together with accrued interest, at which we will repay them and the date or dates on which we will repay them. To elect repayment of a note, you must give the paying agent (1) the note and (2) a completed "Option to Elect

Repayment" form, which appears on the back of the note, between 30 days and 45 days before the repayment date. If you are unable to give the paying agent the note and completed form within that time period, you may give the paying agent a facsimile or letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States describing you and the note, declaring your exercise of the option to elect repayment and guarantying that the note and the completed form will be received by the paying agent no later than five business days after the facsimile or letter. Exercise of a repayment option cannot be revoked. You may elect to have us repay an amount that is less than the entire principal of the note if the remaining principal outstanding is a multiple of U.S.$1,000, or the equivalent for other currency or currency units. If you elect to have us repay an amount that is less than the entire principal of the note, we will cancel the note and issue you a new note for the remaining amount.

      The depositary or its nominee will be the holder of each global security and will be the only party that can exercise a right of repayment for a global security. If you are a beneficial owner of a global security and you want to ensure timely exercise of a right of repayment, you must instruct your broker or participant through which you hold the note to notify the depositary or its nominee of your desire to exercise your right of repayment. You should consult your broker or participant to discuss the appropriate cut-off times and any other requirements for giving this instruction.

      In the event of redemption or repayment of an original issue discount note before the date on which it matures, we will pay the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an original issue discount note will be equal to (1) the issue price plus (2) that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the pricing supplement, computed in accordance with generally accepted U.S. bond yield computation principles, to the redemption or repayment date. However, the amortized face amount of an original issue discount note cannot exceed its principal amount.

      If you exercise your option to elect repayment of the notes by us, we will comply with Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other tender offer rules which may apply.

Repurchase

      We may at any time purchase notes at any price in the open market or otherwise. We may hold, resell or surrender to the trustee for cancellation any notes that we so purchase.

Book-Entry System

      All book-entry notes having the same terms will be represented by a single global security. We will register each global security in the name of, and deposit each global security with or on behalf of the depositary, or its nominee. Unless we specify otherwise in the applicable pricing supplement, The Depository Trust Company will be the depositary for the note. Unless we determine otherwise, we will not exchange book-entry notes for certificated notes and, except as we indicate in the prospectus or under an event of default of the indenture, we will not issue book-entry notes in definitive form. The Depository Trust Company currently only accepts notes that are denominated in U.S. dollars.

      The Depository Trust Company has advised us that it will take any action that a registered holder of a note can take under the indenture only at the direction of the participants to whose accounts that note is credited at The Depository Trust Company; beneficial owners will not be able to take any action directly. See "Description of the Securities We May Offer--Description of Debt Securities--Provisions Applicable to All Debt Securities--Book-Entry, Delivery and Form" in the attached prospectus.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

Payment For Foreign Currency Notes

      You must pay for notes that are denominated in a currency other than U.S. dollars in that currency. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa. However, if you want to purchase foreign currency notes, you may request that the exchange agent, which will initially be the trustee, at your expense, arrange for the conversion of your U.S. dollars into the applicable foreign currency. Unless the exchange agent directs you otherwise, you must request that it arrange the conversion on or before the third business day before the date on which the notes are to be delivered to you. The exchange agent will make the conversion on the terms and subject to the conditions, limitations and charges as it may from time to time establish in accordance with its regular foreign exchange practice.

Payment of Principal and Interest on Foreign Currency Notes

      The principal, any premium and any interest on each foreign currency note are payable by us in the currency specified in the applicable pricing supplement for that note. You will receive all payments on foreign currency notes in U.S. dollars. The exchange agent will determine the exchange rate for converting all payments on foreign currency notes into U.S. dollars. The holder of a foreign currency note may, however, elect to receive all payments on the note in the specified currency if the pricing supplement and the note so indicate. To elect to receive payments of principal, premium and interest in a currency other than U.S. dollars, you must deliver (1) a written notice that you are so electing and (2) instructions for payment by wire transfer of immediately available funds to the paying agent on or before the applicable record date, in the case of payments of interest, or at least 15 days before the date on which the note matures, in the case of payments of principal or premium. If you elect to receive payments in a currency other than U.S. dollars, your election will remain in effect until you revoke it by delivering written notice to the paying agent on or before the applicable record date, in the case of payments of interest, or at least 15 days before the date on which the note matures, in the case of payments of principal or premium.

      The exchange rate agent will base the U.S. dollar amount you may receive on a foreign currency note on the highest firm bid quotation expressed in U.S. dollars that it receives at approximately 11:00 a.m., New York City time, on the second business day before the applicable payment date. The exchange rate agent will obtain these quotes from three recognized foreign exchange dealers in New York City, selected by the exchange rate agent and approved by us. One of these three dealers may be the exchange rate agent. The quotes must be based on the purchase by the quoting dealer, for settlement on the payment date, of the aggregate amount of the currency payable on the payment date to all holders of foreign currency notes electing to receive payment in U.S. dollars. If three bid quotations are not available, we will make payment in the specified currency. You will bear all currency exchange costs, and we will deduct these costs from the payments made to you.

      If you elect to receive a payment of principal or interest in a currency other than U.S. dollars, or we are required to make the payment in a currency other than U.S. dollars because we are unable to obtain bid quotations as mentioned above, and we are unable to obtain that currency or currency unit, then we will make the payment in U.S. dollars. We may be unable to obtain a foreign currency or currency unit because:

     . foreign governments may impose exchange controls over the currency;

     .  foreign governments may no longer use the currency;

     . public institutions of or within the international banking community may no longer use the currency; or

     . other circumstances beyond our control prevent us from obtaining the currency.

If we are unable to obtain a foreign currency unit required to make a payment on a note because the currency unit is no longer in use, the exchange rate agent will determine the U.S. dollar equivalent of that currency unit by aggregating the U.S. dollar equivalents of each of the component currencies of that currency unit as of the last day on which that currency unit was used. The exchange rate agent will determine the rate at which the currency or component currencies of a currency unit, as the case may be, will be exchanged for U.S. dollars on the basis of the most recently available noon buying rate for cable transfers in New York City, as determined by the Federal Reserve Bank of New York, for that currency or those component currencies.

      If the official unit of any component currency is altered by way of combination or subdivision, the exchange rate agent will multiply or divide the number of units of that currency as a component in the same proportion. If two or more component currencies are consolidated into a single currency, the exchange rate agent will replace the amounts of those currencies as components by an amount in that single currency equal to the sum of the amounts of the consolidated component currencies expressed in the consolidated currency. If any component currency is divided into two or more currencies, the exchange rate agent will replace the amount of that currency as a component with amounts of those currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

      For notes denominated in, or indexed to indices based upon, a currency other than U.S. dollars, we will include in the applicable pricing supplement information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

      All determinations made by the exchange rate agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on you. The exchange agent will have no liability for its determinations.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Katten Muchin & Zavis, our special tax counsel, the following summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of a note, subject to the limitations stated below. This opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, including proposed Regulations and temporary Regulations, promulgated under the Code, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. In this summary, we provide you only with general information and do not address all of the federal income tax consequences that may be applicable to you as a holder of a note. We do not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the federal income tax law, including individual retirement and other tax-deferred accounts, dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a "synthetic security" or other integrated investment comprised of a note and one or more other investments or U.S. persons whose functional currency is other than the U.S. dollar. This summary also does not discuss the tax consequences to subsequent purchasers of notes and is limited to investors who hold notes as a capital asset. The federal income tax consequences of purchasing, holding or disposing of a particular note will depend, in part, on the particular terms of the note as set forth in the applicable pricing supplement. The federal income tax consequences of purchasing, holding or disposing of certain floating rate notes, foreign currency notes, other than single foreign currency notes, amortizing notes and currency indexed notes, will be set out in the applicable pricing supplement. Persons considering the purchase of notes and making any election under the Code or the Treasury Regulations with respect to the notes should consult their own tax advisors concerning the application of the federal income tax law to their particular situations as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction.

      A "single foreign currency note" is a note on which all payments a holder is entitled to receive are denominated, in or determined by reference to, the value of a single foreign currency.

U.S. Holders

      The following discussion pertains only to a holder of a note who is a beneficial owner of that note and who is a U.S. person. For purposes of the following discussion, a "U.S. person" is:

     .  an individual who is a citizen or resident of the United States;

     . an estate subject to U.S. federal income taxation without regard to the source of its income;

     . a corporation, partnership or other business entity created or organized in or under the laws of the United States or any state or the District of Columbia; or

     . a trust if both (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

Payments of Interest on Notes that Are Not Discount Notes

      Except as discussed below under the captions "Discount Notes" and "Short-Term Notes," payments of interest on a note will be taxable to a holder as ordinary interest income at the time it is accrued or received in accordance with the holder's method of tax accounting. If the payment is denominated in, or determined with reference to, a single foreign currency, the amount required to be included in income by a cash basis holder will be the U.S. dollar value of the amount paid, determined on the basis of the spot rate on the date such payment is received, regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized on the receipt of this payment.

      Except in the case of a spot rate convention election, as defined below, if you hold a single foreign currency note and you use the accrual method of accounting or are otherwise required to accrue interest income prior to receipt, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during that year, determined by translating that interest at the average rate of exchange for the period or periods during which that interest has accrued. The average rate of exchange for an interest accrual period, or partial period, is the average of the spot exchange rates for each business day of that period, or another average that you reasonably derive and consistently apply. Upon receipt of an interest payment, you will recognize ordinary gain or loss in an amount equal to the difference between (1) the U.S. dollar value of the foreign currency received, determined on the basis of the spot rate on the date the payment is received, or, in the case of interest received in U.S. dollars, the amount so received and (2) the U.S. dollar value of the interest income that you have previously included in income with respect to that payment. Any gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

      You may elect to translate accrued interest into U.S. dollars at the spot rate on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the spot rate on the last day of the taxable year. Additionally, if you receive a payment of interest within five business days of the last day of the accrual period, you may elect instead to translate the accrued interest into U.S. dollars at the spot rate on the day of receipt. This election is known as a spot rate convention election. If you make a spot rate convention election, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies or acquire after that date, and you cannot revoke the election without the consent of the IRS.

      For purposes of this discussion, the spot rate generally means a rate that reflects a fair market rate of exchange available to the public for currency under a spot contract in a free market and involving representative amounts. A spot contract is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If a spot rate cannot be demonstrated in that manner, the IRS has the authority to determine the spot rate.

Sale, Exchange or Other Disposition of the Notes

      Your tax basis in a note generally will be equal to (1) the U.S. dollar price that you paid for the note, which in the case of a note that you purchased with foreign currency will be determined by translating the purchase price at the spot rate on the date of purchase, plus (2) any original issue discount, market discount or acquisition discount, all as defined below, previously included in your gross income with respect to the note, as described below, less (3) any amortized premium, as described below, and any principal payments and payments of stated interest that are not payments of qualified stated interest, as defined below.

      Upon the sale, exchange or other disposition of a note, you generally will recognize gain or loss equal to the difference between (1) the amount realized on the sale, exchange or other disposition, or the U.S. dollar value at the spot rate on the date of the sale, exchange or other disposition of the amount realized in foreign currency, except to the extent that amount is attributable to accrued interest, and (2) your tax basis in the note. Except with respect to (1) gains or losses attributable to changes in exchange rates, as described below, (2) gain attributable to market discount, as described below, and (3) gain on the disposition of a short-term note, as described below, gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or other disposition, you held the note for more than one year. Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income.

      If you recognize gain or loss on the sale, exchange or other disposition of a single foreign currency note that is attributable to changes in exchange rates, it will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the IRS. You will recognize gain or loss attributable to changes in exchange rates on the sale, exchange or other disposition of a single foreign currency note only to the extent of the total gain or loss that you recognize on that sale, exchange or other disposition.

      If you elect to receive payment for the sale, exchange or other disposition of a foreign currency note in a foreign currency, the amount you realize will generally be the U.S. dollar value of the foreign currency you receive. You will recognize foreign currency gain or loss on the principal of a foreign currency note attributable to movement in exchange rates between the time you purchase the note and the time you dispose of the note. This gain or loss may not exceed the gain or loss which you recognize otherwise on the disposition of the note. This gain or loss will be treated as ordinary income or loss, and not as interest income or expense.

Exchange of Foreign Currency

      Your tax basis in foreign currency that you purchase generally will be the U.S. dollar value of the foreign currency at the spot rate on the date of purchase. Your basis in foreign currency that you receive as interest on, or on the sale, exchange or other disposition of a single foreign currency note will be the U.S. dollar value of the foreign currency at the spot rate at the time you receive it. You will recognize gain or loss on a sale, exchange or other disposition of foreign currency in an amount equal to the difference between
(1) the amount of U.S. dollars, the U.S. dollar value at the spot rate of the foreign currency or the fair market value in U.S. dollars of the property you receive in the sale, exchange or other disposition and (2) your tax basis in the foreign currency.

      Accordingly, if you purchase a note with foreign currency, you will recognize gain or loss in an amount equal to the difference, if any, between your tax basis in the foreign currency and the U.S. dollar value at the spot rate of the foreign currency on the date of purchase. Generally, this type of gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Original Issue Discount Notes

      U.S. holders of notes issued with original issue discount are subject to special accounting rules described in more detail below. Under these rules, U.S. holders of notes issued with original issue discount will generally have to include the amount of original issue discount in their taxable income or in advance of receipt of cash attributable to that income. Original issue discount is the excess of (1) the stated redemption price at maturity of each discount note over (2) its issue price, if that excess is greater than or equal to a minimal amount, generally 1/4 of 1% of the discount note's stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date. The issue price of discount notes which are issued for cash will be equal to the first price at which a substantial amount of those notes are sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored. The stated redemption price at maturity of a discount note is the sum of all payments provided by the discount note other than payments of qualified stated interest. Qualified stated interest includes stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as we describe below with respect to short-term notes, if you hold a discount note, you will be required to include original issue discount in your taxable income as it accrues before you receive cash attributable to that income, regardless of your method of accounting for tax purposes. Special rules for variable rate notes, as defined below, are described under the caption "Variable Rate Notes."

      If you hold a discount note, the amount of original issue discount includible in your taxable income is the sum of the daily portions of original issue discount with respect to that note for each day during the taxable year on which you held that note. Generally, the daily portion of the original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. You may select accrual periods for your discount note. Accrual periods may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is equal to the excess, if any, of (1) the product of a discount note's adjusted issue price at the beginning of the accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and adjusted for the length of that accrual period, over (2) the amount of qualified stated interest, if any, payable on the discount note and allocable to that accrual period. The adjusted issue price of a discount note at the beginning of any accrual period generally is the sum of the issue price of a discount note plus the accrued original issue discount allocable for all prior accrual periods reduced by any prior payment on the discount note other than a payment of qualified stated interest. Under these rules, you generally will have to include in taxable income increasingly greater amounts of original issue discount in successive accrual periods.

      Original issue discount on a discount note that is also a single foreign currency note will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, including the application of a spot rate convention election. Likewise, upon receipt of payment attributable to original issue discount, whether in connection with a payment of interest or the sale, exchange or other disposition of a discount note, you will recognize exchange gain or loss to the extent of the difference between your basis in the accrued original issue discount, determined in the same manner as for accrued interest, and the U.S. dollar value of that payment, determined by translating any foreign currency received at the spot rate on the date of payment. Generally, any exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in administrative pronouncements of the IRS. For this purpose, all payments on a note will be viewed first as the payment of qualified stated interest, determined under the original issue discount rules, second as payments of previously accrued original issue discount, to the extent original issue discount has accrued, with payments considered made for the earliest accrual periods first, and then as the payment of principal.

      If your basis in a discount note immediately after purchase exceeds the adjusted issue price of the discount note, but is not greater than the stated redemption price at maturity of the discount note, the amount includible in income in each taxable year as original issue discount is reduced, but not below zero, by that portion of the excess properly allocable to that year.

      If you purchase a discount note for an amount in excess of the stated redemption price at maturity, you do not include any original issue discount in income and you generally may be subject to the bond premium rules discussed below under the caption "Amortizable Bond Premium." If you have a tax basis in a discount note that is less than the adjusted issue price of that discount note, the difference may be subject to the market discount provisions discussed below under the caption "Market Discount."

      Under the original issue discount regulations, you may elect to include in gross income all interest that accrues on the note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to notes issued with amortizable bond premium or market discount. Once you make an election with respect to a note, you can not revoke the election without the consent of the IRS. If you are considering an election under these rules, you should consult a tax advisor.

Market Discount

      If you purchase a note, other than a discount note, for an amount that is less than its stated redemption price at maturity, or purchase a discount note for less than its "revised issue price," within the meaning of the Code, as of the purchase date, the amount of the difference will be treated as "market discount" unless it is less than a specified minimal amount. Under the market discount rules of the Code, you will be required to treat any partial principal payment, or, in the case of a discount note, any payment that does not constitute qualified stated interest, on, or any gain realized on the sale, exchange or other disposition of a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on the note at the time of that payment or disposition. Further, a disposition of a note by gift, and in certain other circumstances, could result in the recognition of market discount income, computed as if that note had been sold at its then fair market value. In addition, if you purchase a note with market discount, you may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry that note until the maturity of the note or its earlier disposition in a taxable transaction.

      Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a note, unless you elect to accrue market discount under the rules applicable to original issue discount. You may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply.

      With respect to a single foreign currency note, market discount is determined in the applicable foreign currency. If you do not elect current inclusion, your accrued market discount will be translated into U.S. dollars at the spot rate on the date of your disposition of the note. No part of that accrued market discount will be treated as exchange gain or loss. If you elect current inclusion, the amount currently includible in income for a taxable year is the U.S. dollar value of the market discount that has accrued during that year, determined by translating the market discount at the average rate of exchange for the period or periods during which it accrued. You will recognize exchange gain or loss with respect to accrued market discount under the same rules as apply to accrued interest on a single foreign currency note received by a holder on the accrual basis.

Amortizable Bond Premium

      Generally, if you hold a note as a capital asset and your basis in that note exceeds the stated redemption price at maturity of that note, the excess may constitute amortizable bond premium that you may elect to amortize under the constant interest rate method over the period from the acquisition date to the maturity date. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. Special rules apply with respect to single foreign currency notes.

Variable Rate Notes

      A variable rate note is a note that:

     . has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of
        (a) the total noncontingent principal payments, (b) the number of complete years to maturity from the issue date and (c) .015 or (2) 15% of the total noncontingent principal payments; and

     . does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more qualified floating rates, (2) a single fixed rate and one or more qualified floating rates, (3) a single objective rate or (4) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a current value of that rate. A current value of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      A variable rate is a qualified floating rate if (1) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated or (2) it is equal to the product of such a rate and either
(a) a fixed multiple that is greater than .65 but not more than 1.35 or (b) a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate. If a note provides for two or more qualified floating rates that (1) are within 0.25 percent of each other on the issue date or (2) can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to restrictions, including caps, floors, governors or other similar restrictions, unless the restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

      An objective rate is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer, or a related party, or that is unique to the circumstances of the issuer, or a related party, like dividends, profits or the value of the issuer's stock, although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note's term. An objective rate is a qualified inverse floating rate if (1) the rate is equal to a fixed rate minus a qualified floating rate and
(2) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

      If interest on a note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (1) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25% or (2) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate notes, LIBOR notes, Treasury Rate notes, Federal Funds Rate notes and Prime Rate notes generally will be treated as variable rate notes.

      In general, if a variable rate note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash at least annually, all stated interest on the note is qualified stated interest and the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the note.

      If a variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate, other than at a single fixed rate for an initial period, the amount of interest and original issue discount accruals on the note are generally determined by
(1) determining a fixed rate substitute for each variable rate provided under the variable rate note, generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the note,
(2) constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above, (3) determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument and (4) making the appropriate adjustments for actual variable rates during the applicable accrual period.

      If a variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period, the amount of interest and original issue discount accruals are determined as in the immediately preceding paragraph with the modification that the variable rate note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate, or a qualified inverse floating rate, as the case may be, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, replacing the fixed rate must be such that the fair market value of the variable rate note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes

      In general, if you report income for federal income tax purposes under the cash method and your note matures one year or less from the date of its issuance, known as a short-term note, you are not required to accrue original issue discount on the note unless you have elected to do so. If you report income for federal income tax purposes under the accrual method, however, or are a bank or dealer in securities, you are required to accrue original issue discount, unless you elect to accrue acquisition discount instead of original issue discount on the note. Acquisition discount is the excess of the remaining stated redemption price at maturity of the short-term note over your tax basis in the short-term note at the time that you acquire the note. If you are not required and do not elect to accrue original issue discount on a short-term note, any gain which you realize on the sale, exchange or other disposition of the short-term note will be ordinary income to the extent of the original issue discount which you have accrued through the date of sale, exchange or retirement. If this is the case, you will be required to defer, until you sell or otherwise dispose of the short-term note, the deduction of a portion of the interest expense on any indebtedness which you incur or continue to purchase or carry the short-term note. You will accrue original issue discount or acquisition discount on a short-term note on a straight-line basis unless you elect to use the constant yield method, which is based on daily compounding.

      If you hold a short-term note that is also a single foreign currency note, you will determine the amount of original issue discount or acquisition discount subject to current accrual and the amount of any exchange gain or loss on a sale, exchange or disposition under the same rules that apply to accrued interest on a single foreign currency note held by a holder on the accrual basis.

      If you hold a short-term note with market discount, you will not be subject to the market discount rules.

Currency Indexed Notes

      The federal income tax consequences of holding currency indexed notes are unclear. Two possible approaches exist:

     . Currency indexed notes may be treated as ordinary debt obligations. In that case, (1) payments of interest that we make to you will be treated as interest payments, (2) no portion of the issue price would be separately allocated to the foreign exchange feature of the notes and (3) gain or loss which you recognize on the sale, exchange or other disposition of the notes which is attributable to fluctuations in exchange rates would be treated as ordinary income or loss and not as interest income or expense, except as provided in Temporary Treasury Regulation Section 1.861-9T or in future regulations or pronouncements; or

     . Currency indexed notes may be treated as debt obligations issued with contingent payments because the principal amount payable may vary depending upon the foreign exchange feature. In that case, you will need to determine a projected payment schedule for the notes as of the issue date and, based on that schedule, determine the notes' projected yield and the daily portions of interest that accrue. You will include these accruals in income before you receive the scheduled payments.

      Payments which we make on currency indexed notes may be treated differently under future U.S. federal income tax regulations from payments which we make on other foreign currency notes if the currency indexed notes are considered to be debt instruments denominated in more than one currency.

Non-U.S. Holders

Payments of Interest

      Generally, payments of interest to a non-U.S. holder that are not treated as U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as portfolio interest. Payments of interest which we make on the notes will be treated as U.S. trade or business income if the payments are (1) effectively connected with the conduct of a U.S. trade or business of the holder and (2) (a) in the case of a treaty resident, attributable to a permanent establishment in the United States of the holder or
(b) in the case of an individual, attributable to a fixed base in the United States of the holder. Interest qualifies as portfolio interest if (1) you (a) do not actually or constructively own 10% or more of the total voting power of all our voting stock and (b) are not a controlled foreign corporation with respect to which we are a related person, within the meaning of the Code, (2) you certify that you are the beneficial owner and not a U.S. person, (3) you are not a bank receiving interest on an extension of credit made under a loan agreement which you entered in the ordinary course of your trade or business and (4) the notes are in registered form or are sold in foreign-targeted offerings. The notes are in registered form if (1) the notes are registered with us or our agent as to both principal and any stated interest and you may transfer the notes only by surrendering them to us for either (a) reissuance to the new holder or (b) issuance of new notes to the new holder or (2) you may transfer your right to receive principal and interest only through a book-entry system maintained by us or our agent.

      Payments of interest to a non-U.S. holder which are not treated as U.S. trade or business income and which do not qualify for the portfolio interest exemption are subject to U.S. federal income tax at a 30% rate unless a U.S. income tax treaty applies to reduce or eliminate withholding. Payments of interest to a non-U.S. holder which are U.S. trade or business income are subject to U.S. federal income tax at regular rates. If you are a non-U.S. holder, a corporation and not a resident of a country with which the United States has an income tax treaty, payments of interest to you may also be subject to the branch profits tax, which is generally imposed on non-U.S. corporations on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income, at a 30% rate. To claim exemption from withholding because the payments of interest are U.S. trade or business income or to claim the benefit of a tax treaty, you must provide us with a properly executed IRS Form W-8BEN or Form W-8ECI before we make any payments of interest to you.

Sale, Exchange or Other Disposition of the Notes

      Except as we describe below, any gain that you realize on the sale, exchange or other disposition of the notes will not be subject to U.S. federal income tax unless:

     .  the gain is U.S. trade or business income;

     . subject to exemptions, you are an individual who holds the notes as a capital asset and are present in the United States for 183 days or more in the taxable year of the disposition; or

     . you are subject to tax under the provisions of U.S. tax law applicable to some U.S. expatriates.

Information Reporting and Backup Withholding

      Backup withholding is not an additional federal income tax. Rather, if you are subject to backup withholding, your federal income tax liability will be reduced by the amount we withhold. If we withhold an amount that is greater than your federal income tax liability, the IRS will refund the difference after you file a federal income tax return.

U.S. Holders

      Generally, unless you provide us with your taxpayer identification number and certify to us that it is the correct number, under federal income tax backup withholding rules, we must withhold and remit to the U.S. Treasury 31% of (1) each payment of interest that we make to you on the notes and (2) the issue price of the exchange notes. You can provide us with the information and certification necessary to avoid backup withholding by completing, signing and submitting to us an IRS Form W-9.

Non-U.S. Holders

      We must report annually to the IRS and each non-U.S. holder any interest that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or portfolio interest exception. We may also be required to make copies of these reports available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of a specific treaty or agreement.

      Generally, if you receive payment of the proceeds from the disposition of the notes to or through the U.S. office of any broker, the payment we will be subject to information reporting and backup withholding. However, if you certify, under penalties of perjury, that you are a non-U.S. holder, or otherwise establish an exemption from the information reporting and backup withholding requirements, and the broker does not have actual knowledge that you are a U.S. holder or that the conditions of any other exemption are not satisfied, the payment will not be subject to backup withholding requirements. If you receive payment from the disposition of the notes to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person, the payment will not be subject to information reporting or backup withholding requirements. A U.S. related person is:

     . a controlled foreign corporation for U.S. federal income tax purposes;

     . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

     . with respect to payments made after December 31, 2000, a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

In the case of the payment of proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in the files that you are a non-U.S. holder and the broker has no knowledge that you are a U.S. holder.

      We have included the federal income tax discussion set forth above for your general information only and it may not be applicable depending upon your particular situation. You should consult your tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              PLAN OF DISTRIBUTION

      Pursuant to a distribution agreement dated as of October 6, 1999, we are offering the notes on a continuous basis through the following agents:


     .  Merrill Lynch & Co.                 .  Credit Suisse First Boston
                                               Corporation

     .  Merril Lynch, Pierce, Fenner        .  Deutsche Bank Securities Inc.
        & Smith Incorporated


     .  ABN AMRO Incorporated               .  Goldman, Sachs & Co.


     .  Banc of America Securities LLC      .  J.P. Morgan Securities


     .  Banc One Capital Markets, Inc.      .  Lehman Brothers


     .  Barclays Capital Inc.               .  Lehman Brothers Inc.


     .  Chase Securities Inc.               .  Salomon Smith Barney Inc.


                                            .  Warburg Dillon Read LLC

      The agents have agreed to use their best efforts to solicit orders. We have the right to accept orders or reject proposed purchases in whole or in part. The agents also have the right, using their reasonable discretion, to reject any proposed purchase of the notes in whole or in part. We will pay an agent a commission ranging from .125% to .750% of the principal amount of the notes, depending upon the stated maturity of the notes sold. We may, from time to time, sell notes through agents which are not listed above. These agents will be listed in the applicable pricing supplement and will agree to solicit orders for the notes in accordance with the distribution agreement.

      In addition to arranging for notes to be sold through any agent, we may sell notes directly to investors. If we sell notes directly to investors, we will not pay any commissions or discounts. We also may sell notes to any agent as principal for its account at a price agreed upon at the time of sale. The agent may resell these notes to investors at a fixed public offering price or at prevailing market prices, or at a related price that the agent may determine. If we sell a note to an agent as principal, the agent will purchase the note at a price equal to 100% of the principal amount minus a discount equal to the commission that we would pay on an agency sale of a note of identical maturity, unless we and the agent agree to a different purchase price. The agents may sell notes purchased from us as principal to other dealers for resale, to investors and to other purchasers and may provide any portion of the discount received in connection with their purchase from us to these dealers. After the initial public offering of the notes, the public offering price, the concession and the discount may change.

      The notes will not have an established trading market or be listed on any securities exchange when we issue them. We have been advised by the agents that they may make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice. A secondary market for the notes may not develop or be maintained.

      The agents may be deemed to be underwriters within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with this indemnification.

      You will be required to pay the purchase price of the notes in immediately available funds in the specified currency in The City of New York on the date of settlement.

      In connection with an offering of notes purchased by one or more agents as principal on a fixed-price basis, the agent or agents may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agent or agents create a short position in the notes by selling notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the agents may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of those purchases. Neither we nor any of the agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the agents make any representation that the agents will engage in any of these transactions or that, once commenced, the agents will not discontinue these transactions without notice.

      In the ordinary course of its business, each of the agents and/or its affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and some of our subsidiaries.

                                 LEGAL MATTERS

      Mark J. Ohringer, Esq., our Deputy General Counsel, will pass on certain legal matters for us. Mr. Ohringer is one of our full-time employees and currently owns or has the right to acquire a total of approximately 13,000 shares of our class A common stock. Katten Muchin & Zavis, Chicago, Illinois, will pass on certain legal matters for the agents. Katten Muchin & Zavis from time to time acts as counsel in certain matters for us and some of our subsidiaries. Katten Muchin & Zavis will also act as special tax counsel to us with respect to the notes. A limited number of Katten Muchin & Zavis attorneys own, in the aggregate, less than 1% of the outstanding shares of our class A common stock.

Prospectus


                             Heller Financial, Inc.
                             500 West Monroe Street
                            Chicago, Illinois 60661
                                 (312) 441-7000

   By this prospectus, we may periodically offer and issue any combination of the following securities:

  . unsecured debt securities consisting of debentures, notes and/or other evidences of unsecured indebtedness, in one or more series;

  .  warrants to purchase unsecured debt securities;

  .  senior preferred stock, in one or more series; and

  .  class A common stock.

   The total offering price of these securities will not exceed
$10,000,000,000. We will provide the specific terms of these securities in supplements to this prospectus.

                               ----------------

   You should carefully consider the risk factors beginning on page 3 of this prospectus before you invest in our securities.

                               ----------------

   Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August 17, 1999

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a shelf registration statement we have filed with the SEC. By using a shelf registration statement, we may sell, from time to time and in one or more offerings, any combination of the securities described in this prospectus. We will not sell more than $10,000,000,000 of securities through these offerings.

   In this prospectus, we provide you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. In the prospectus supplement, we may also update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following locations:

  . the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549;

  . the public reference facilities at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

  . the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005; or

  . the offices of the Chicago Stock Exchange, One Financial Plaza, 440 South LaSalle Street, Chicago, Illinois 60605.

Some of these locations may charge a modest fee for copies. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. In addition, you may access any document we file with the SEC on its web site at http://www.sec.gov.

   This prospectus is part of a registration statement we have filed with the SEC. The SEC allows us to incorporate documents by reference. This means that we can disclose important information by referring you to another document we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. The information we file later with the SEC will automatically update and supersede the information contained in this prospectus or incorporated by reference from earlier filings. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus:

  . the Annual Report on Form 10-K for our fiscal year ended December 31, 1998, as amended by the Form 10-K/A we filed March 12, 1999;

  . the Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 1999 and June 30, 1999;

  . the two Current Reports on Form 8-K dated January 20, 1999, the Current Report on Form 8-K dated April 20, 1999, as amended by the Form 8-K/A we filed April 21, 1999, and the Current Reports on Form 8-K dated April 20, 1999, April 22, 1999, April 23, 1999, July 12, 1999, July 20, 1999,
     July 21, 1999, July 23, 1999 and July 28, 1999; and

  . the description of our class A common stock contained in our Registration Statements on Form 8-A filed April 1, 1998 and May 7, 1998 under Section 12 of the Securities Exchange Act and all amendments and reports that we file to update the description.

   We will provide a copy of the information we incorporate by reference in this prospectus to you at no cost. To request a copy of any or all of this information, you should write or telephone us at Heller Financial, Inc.,
Attention: Treasurer, 500 West Monroe Street, Chicago, Illinois 60661, (312) 441-7000.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, the information incorporated by reference in it and any prospectus supplement includes or will include "forward-looking statements," as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, that reflect our current expectations regarding our future results of operations, performance and achievements. We intend for these forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We have tried to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to risks, uncertainties and contingencies which could cause our actual results, performance or achievements for 1999 and beyond to differ materially from those expressed in, or implied by these statements. These risks, uncertainties and contingencies include, but are not limited to, the risk factors described below and in any prospectus supplement.

   You should not place any undue reliance on any forward-looking statements. Except as required by federal securities laws, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise.

                                  RISK FACTORS

   In addition to the other information contained in this prospectus or any prospectus supplement, you should carefully consider the following risk factors before you invest in our securities.

Various Economic Factors Could Adversely Affect Our Business

 An Economic Recession or Downturn Could Adversely Affect Demand for Our Products, Increase Our Nonearning Assets and Writedowns and Cause a Downgrading of Our Credit Ratings

   Unfavorable economic conditions may prevent us from maintaining our new business origination volume and the credit quality of new business we do originate at previous levels. In an economic recession or other adverse economic environment, we may be unable to achieve growth in finance receivables. Further, an economic downturn or slowdown in specific industries that we target could adversely affect demand for our products and growth in our finance receivables. For example:

  . a downturn in the textile and apparel markets could adversely affect our U.S. factoring business, which represented 9% of our total revenues in 1998. The textile and apparel market constituted 32% of our U.S. factoring business revenues in 1998;

  . a downturn in the commercial real estate markets, which are cyclical and often affected by changes in tax regulations and interest rates, could adversely affect our real estate finance activities. Commercial real estate finance assets represented 15% of our portfolio of lending assets and investments in 1998; and

  . volatility in the capital markets could adversely affect the net gains on our equity investments and the timing and profitability of our securitization transactions. Net gains on our equity investments represented 4% of our total revenues in 1998.

   Unfavorable economic conditions could also cause an increase in our nonearning assets and writedowns because debtors may be unable to meet their payment obligations or other contractual terms. For example, our nonearning assets and writedowns increased during the U.S. economic recession in the early 1990's due to the adverse impact of the recession on our pre-1990 corporate and real estate finance portfolios. Our allowance for losses of receivables may provide insufficient protection against potential writedowns in our portfolio. Adverse economic conditions could also hinder our ability to realize the value of collateral securing our finance receivables or cause declines in the value of equipment subject to lease agreements. See "--Our Allowance for Losses of Receivables May Be Inadequate to Protect Against Losses."

   Furthermore, an economic recession or downturn could cause a downgrading of our credit ratings. This could:

  .  increase our funding costs;

  .  decrease our net interest income;

  .  limit our access to the capital markets; and

  . cause lenders under our existing credit facilities to refuse to extend the credit facilities after their expiration.

 Fluctuations in Interest Rates Could Adversely Affect Our Net Interest Income and Our Ability to Originate New Finance Receivables

   Our operating results and cash flow depend to a great extent upon our level of net interest income, which is the difference between total interest income earned on earning assets and total interest expense paid on interest-bearing liabilities. The following factors could adversely affect our net interest income:

  .  a decrease in the volume of our earning assets;

  .  a decrease in the interest rates earned on our earning assets;

  .  an adverse change in the mix of our earning assets;

  .  an increase in the volume of our interest-bearing liabilities; and

  . an increase in the interest rates paid on our interest-bearing liabilities.

   A significant increase in market interest rates, or, in the case of floating rate borrowers, the perception that an increase may occur, could adversely affect our ability to originate new finance receivables and our ability to grow. Our nonearning assets and writedowns could also increase because our floating-rate borrowers may be unable to meet higher payment obligations. Conversely, a decrease in market interest rates could cause an acceleration in the prepayment of owned and managed finance receivables. In addition, if there are changes in (1) market interest rates, (2) the relationship between short- and long-term interest rates or (3) the relationship between different interest rate indices that affect the interest rates earned on interest-earning assets differently than the interest paid on interest-bearing liabilities, we may experience an increase in interest expense relative to interest income.

 Fluctuations in Foreign Currency Exchange Rates and Other International Factors Could Adversely Affect Our Operations and Our Operating Results from Our International Financing and Factoring

   Foreign currency exchange rate fluctuations, particularly in European currencies, could materially adversely affect the revenues and income we generate from our international asset-based financing and factoring operations.

   Our operations may be adversely affected by other factors inherent in conducting international business, including the following:

  .  increased international competition;

  .  political, economic and financial market instability;

  .  changes in regulatory requirements and taxes; and

  .  the unreliability of judicial processes.

   In addition, instability or adverse economic conditions in international markets could adversely affect the businesses of our international or domestic customers. This could adversely affect their demand for our products.

Our Ability to Raise Capital and Our Access to Funds May Be Limited

   We depend in large part upon commercial paper borrowings and issuances of medium-term notes and other debt securities for funds. If we suffer a downgrade in our credit rating, we could incur increased borrowing costs and have greater difficulty accessing the commercial paper market and the public and private debt markets. In that event, our other sources of funds, including our bank credit and receivable sale facilities, cash flow from operations and portfolio liquidations, may not provide us with adequate liquidity. In addition, one of our committed bank credit facilities expires in October 1999 and another expires in April 2000, either of which may not be renewed. Thus, a downgrade in our credit ratings could materially adversely affect our business, financial position or results of operations.

Fuji Bank Can Control Our Business and Affairs

   The Fuji Bank, Limited holds all of our outstanding class B common stock, which currently represents 77% of the voting power and 52% of the economic interest of our outstanding common stock. As long as Fuji Bank beneficially owns more than 50% of the voting power of our common stock, Fuji Bank can elect all of the members of our board of directors and can control our business and affairs, including decisions regarding:

  .  mergers or other business combinations;

  .  acquisitions or other dispositions of assets;

  .  incurrence of indebtedness;

  . issuance of equity securities, including additional shares of our class A common stock; and

  .  payment of dividends.

   As long as Fuji Bank beneficially owns more than 50% of the voting power of our common stock, Fuji Bank can also:

  . determine matters submitted to a vote of our stockholders without the consent of other stockholders;

  .  prevent or cause a change of control of us; and

  . take other actions that may be favorable to Fuji Bank but not to us or the holders of our class A common stock.

   Fuji Bank's control may result in various conflicts of interest between Fuji Bank and us or between Fuji Bank and the holders of our class A common stock. Some of our directors and officers own Fuji Bank stock and/or serve as a director, officer or other employee of Fuji Bank. These people may be faced with decisions that have different implications for Fuji Bank, on the one hand, and us or the holders of our class A common stock, on the other hand, which could create, or appear to create, potential conflicts of interest.

Our Allowance for Losses of Receivables May Be Inadequate to Protect Against Losses

   Our allowance for losses of receivables may be inadequate to protect against losses in our receivables portfolio due to:

  . misjudgment by our management of the potential losses in our receivables portfolio;

  .  unanticipated adverse changes in the economy generally; or

  . discrete events that adversely affect specific customers, industries or markets.

   If our allowance for losses of receivables is insufficient to cover losses in our receivables portfolio, our business, financial position or results of operations could be materially adversely affected.

Our Quarterly Operating Results May Vary Significantly

   Our results of operations may vary significantly from quarter to quarter because of the timing of certain events and other factors, including the other risk factors listed in this prospectus and any prospectus supplement. For example, if we realize a gain on a securitization or net investments in a particular quarter, our operating revenues and net income may be higher in that quarter as compared to other quarters in the same fiscal year. Therefore, you should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. In some periods, our results of operations may fall below the expectations of public market analysts and investors. Any shortfall of this kind, even if minor, could cause the market price of our class A common stock to decline.

We May Be Unable to Attract and Retain Qualified Personnel

   We may be unable to attract and retain qualified management, sales and credit personnel. We have experienced intensified demand for qualified personnel with significant industry experience due to the strength of the U.S. economy and the commercial finance market and enhanced competition within the commercial finance market. If we have any difficulty in attracting and retaining qualified personnel on acceptable terms, our business, financial position or operating results could be materially adversely affected.

We Are Subject to Intense Competition in the Commercial Finance Market and Could Lose Market Share

   The commercial finance market is very competitive. If we are unwilling to match our competitors' pricing, terms or transaction structures, we could lose market share. To the extent we do match our competitors' pricing, terms or structure, we may experience decreased net interest income and increased risk of credit losses.

   We have experienced intensified competition from traditional competitors and new market entrants in recent years due to:

  .  a strong economy;

  .  marketplace liquidity;

  . increasing recognition of the attractiveness of the commercial finance market;

  . a surge in the consolidation activity in the commercial and investment banking industries; and

  .  the rapid expansion of the securitization markets.

   Some of our competitors are larger than we are and may have access to capital at a lower cost than we do. Moreover, some of our competitors may engage in certain activities that are prohibited to us because they are not affiliated with bank holding companies and, therefore, are not subject to the same extensive federal regulations that govern bank holding companies.

We Are Subject to Extensive Regulation

   Generally, we are subject to extensive regulation and supervision in the jurisdictions in which we operate. The regulations and supervision are primarily for the benefit of our customers, not our investors, and may adversely affect our discretion in operating our business and limit our ability to derive profits from our business. For example, state laws often establish maximum allowable finance charges for certain commercial loans.

   If we violate applicable statutes or regulations, our applicable license or registration may be suspended or revoked in that jurisdiction and we may be subject to civil fines and criminal penalties. Future legislation, regulations, orders, amendments or interpretations could materially adversely affect our business, financial position and operating results.

   Because we are a subsidiary of Fuji Bank, we and our activities are subject to the Bank Holding Company Act of 1956 and related regulations. The Bank Holding Company Act limits our ability to engage in new activities or to acquire securities or assets of another company. In addition, Fuji Bank, as a Japanese bank, is required to comply with the Japanese Banking Law, as amended in 1998. The Banking Law limits the type of subsidiaries in which a Japanese bank may invest to those that conduct "eligible businesses." A subsidiary is defined as an entity in which there is ownership of more than 50% of the voting shares. Eligible businesses generally include banks, securities firms, insurance companies, administrative businesses and financial companies. Establishment of any subsidiary requires the prior approval of the Financial Supervisory Agency, an agency of the Prime Minister's Office. Non-eligible business investments are permitted if acquired as collateral, although disposition of such businesses is required within one year.

Our Ability to Pay Dividends May Be Limited

   We are restricted in our ability to pay dividends to the holders of our common stock by the terms of our outstanding preferred stock and our credit agreements. In the future, we may agree to further restrictions on our ability to pay dividends. In addition, to maintain our credit rating, we may be limited in our ability to pay dividends so that we can maintain an appropriate level of debt. See "Description of the Securities We May Offer--Description of Capital Stock--Common Stock--Dividends."

Our or Third Parties' Failure to Be Year 2000 Compliant Could Adversely Affect Our Business

   We have not fully completed our assessment and remediation of our information technology systems or those of our material vendors and borrowers to ensure that they will function properly in 2000. We have also not fully completed implementing our year 2000 contingency planning. We are currently scheduled to complete our assessment, remediation and implementation of our contingency planning during 1999. However, if we fall behind schedule or do not successfully address year 2000 risks or if third parties with whom we have material relationships do not appropriately address their own year 2000 compliance issues, our business, financial position and operating results could be materially adversely affected.

Future Sales of Our Common Stock By Fuji Bank Could Adversely Affect Our Stock Price

   The 51,050,000 shares of our class B common stock beneficially owned by Fuji Bank are convertible into an equal number of shares of our class A common stock. Assuming the conversion of all these shares of our class B common stock into our class A common stock, these converted shares would represent approximately 52% of the then-outstanding shares of our class A common stock. Therefore, if Fuji bank sells a substantial number of shares of our common stock, or if the market perceives that these sales could occur, the prevailing market prices for our class A common stock could be adversely affected. Fuji Bank may not continue to maintain its current holdings of our common stock.

We Have Provisions in Our Charter and Bylaws that Could Discourage Takeover Bids or the Removal of Our Management

   We have provisions in our charter and bylaws that may delay or prevent unsolicited takeover bids from third parties or the removal of incumbent management. These provisions have no practical effect while Fuji Bank controls us, but, in the event Fuji Bank's voting power decreases to less than 50%, the provisions may deprive our stockholders of an opportunity to sell their shares at a premium over prevailing market prices. See "Description of the Securities We May Offer--Description of Capital Stock--Certain Charter and Bylaw Provisions--Provisions that May Have an Anti-Takeover Effect."

                                  THE COMPANY

General

   We are a leading diversified commercial financial services company. We provide a broad array of financial products and services to mid-sized and small businesses in the U.S. and select international markets.

Primary Business Segments

   We deliver our products and services principally through two business segments:

  .  Domestic Commercial Finance; and

  .  International Factoring and Asset Based Finance.

 Domestic Business

   Our Domestic Commercial Finance segment is made up of the following six business units:

  . Corporate Finance, which provides collateralized cash flow and asset based lending;

  . Real Estate Finance, which primarily provides secured real estate financing;

  . Leasing Services, which provides debt and lease financing of small and large ticket equipment sourced directly or through manufacturers, distributors and dealers;

  . Small Business Finance, which provides financing to small businesses, primarily under U.S. SBA loan programs;

  . Commercial Services, which provides factoring and receivables management services; and

  . Healthcare Finance, which provides asset based and related financing to healthcare providers, with a primary focus on long-term care, hospitals and physician practices.

 International Business

   Our International Factoring and Asset Based Finance segment, known as Heller International Group, provides factoring services and financings secured primarily by receivables, inventory and equipment. It does so through wholly-owned subsidiaries and joint ventures which provide financing to small and mid-sized companies primarily in Europe, but also in Asia and Latin America.

Market Position

   We concentrate primarily on senior secured lending, with 87% of our lending assets and investments at December 31, 1998 being made on that basis. To a more limited extent, we make subordinated loans and invest in select debt and equity instruments.

   We believe that, based upon information as of December 31, 1998, we are the largest factoring operation worldwide in terms of factoring volume. Our subsidiary, Factofrance-Heller, is the largest factoring operation in France and our Commercial Services unit is the fourth largest factoring operation in the United States. We believe we are the third largest originator of U.S. SBA 7(a) guaranteed small business loans, with leadership positions in California, Texas, Florida and Illinois. We are among the largest lenders to private equity-sponsored companies in the U.S. middle market. Additionally, we are a recognized leader in real estate finance, vacation ownership lending, vendor finance and middle-market equipment finance and leasing in the United States.

   We have built our portfolio through:

  .  effective asset origination capabilities;

  .  effective portfolio management;

  .  disciplined underwriting and credit approval processes; and

  .  to a lesser extent, acquisitions.

   Our business groups are able to manage asset, client and industry concentrations and enhance profitability by distributing assets through securitizations, syndications and loan sales.

Keep Well Agreement with Fuji Bank

   We have a keep well agreement with Fuji Bank. Under the keep well agreement:

  . we, Fuji Bank or any of its affiliates may only sell or dispose of our common stock if, after the sale or disposition, Fuji Bank and its subsidiaries would still hold more than 50% of the combined voting power of our outstanding common stock;

  . if necessary, Fuji Bank will prevent our stockholders' equity from falling below $500 million by purchasing shares of our NW preferred stock from us. See "Description of the Securities We May Offer-- Description of Capital Stock--Existing Preferred Stock--NW Preferred Stock;"

  . if necessary, Fuji Bank will help us meet our payment obligations on our commercial paper by lending us up to $500 million;

  . we must maintain unused short-term lines of credit, asset sales facilities and committed credit facilities in an amount approximately equal to 75% of the amount of our outstanding commercial paper obligations; and

  . our commercial paper obligations and our other debt instruments are solely our own obligations; Fuji Bank does not guarantee the payment of those obligations in the keep well agreement.

   No purchases of our NW preferred stock or loans have been made by Fuji Bank under the keep well agreement.

   We or Fuji Bank may not terminate the keep well agreement before the earlier of (1) December 31, 2007 or (2) the date on which we receive written certifications from Moody's Investors Service, Inc. and Standard & Poor's Rating Services that, upon termination of the agreement, the ratings on our senior unsecured indebtedness without the support provided by the agreement will be no lower than they were with the support of the agreement. However, in no event can we or Fuji Bank terminate the agreement before December 31, 2002. In addition, while our series A preferred stock or series C preferred stock are outstanding, we or Fuji Bank may not terminate the keep well agreement unless Moody's and Standard & Poor's issue written certification about the ratings of that preferred stock. We and Fuji Bank may from time to time amend certain provisions of the agreement.

                                USE OF PROCEEDS

   Unless we indicate otherwise in a prospectus supplement, we will add the net proceeds from any offering of these securities to our general funds. As part of our general funds, we may use the proceeds for the repayment of short-term borrowings and other general corporate purposes. We may also use the proceeds to fund our acquisition of other products, services or businesses.

                   DESCRIPTION OF THE SECURITIES WE MAY OFFER

   We may periodically offer and issue any combination of the following securities:

  . unsecured debt securities consisting of debentures, notes and/or other evidences of unsecured indebtedness, in one or more series;

  .  warrants to purchase unsecured debt securities;

  .  senior preferred stock, in one or more series; and

  .  class A common stock.

   We will not sell more than $10,000,000,000 of securities through these offerings.

   We have summarized below the material and general terms of the various securities that we may offer. In the prospectus supplement relating to any particular securities we offer, we will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized below. In the summaries in this prospectus and in any prospectus supplement, we do not and will not describe every aspect of the securities. These summaries are subject to, and qualified in their entirety by reference to, all applicable provisions of the documents relating to the securities offered, as described below.

Description of Debt Securities

   The debt securities will be our unsecured general obligations that are not guaranteed by Fuji Bank. The debt securities will be:

  . senior debt securities issued under an indenture dated as of September 1, 1995, as amended, between us and State Street Bank and Trust Company, as trustee;

  . subordinated debt securities issued under an indenture dated as of September 1, 1995, as amended, between us and State Street Bank and Trust Company, as trustee; or

  . junior subordinated debt securities issued under an indenture dated as of September 1, 1995, as amended, between us and State Street Bank and Trust Company, as trustee.

   We have summarized below the general terms and provisions of the indentures. We have filed copies of the indentures with the SEC. We will describe the particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the indentures described below, in a prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, you should read the summary below, the applicable prospectus supplement and the applicable indenture.

 Provisions Applicable to All Debt Securities

 General

   The indentures do not limit the aggregate principal amount of debt securities that we may issue. We may issue debt securities in one or more series, in any currency or currency unit and in any principal amounts. Each indenture may have more than one trustee. Trustees may resign or be removed with respect to one or more series of debt securities issued under each indenture.

   If we offer debt securities, a prospectus supplement will describe the following terms:

  .  the title and type of the debt securities;

  . the aggregate principal amount of the debt securities and the percentage of the principal amount for which the debt securities will be issued;

  . the date or dates on which the principal of, and any interest and premium on, the debt securities will be payable;

  . the interest rate or rates per annum, if any, which the debt securities will bear;

  . if payments are based on an index, the manner in which the principal of, and any interest and premium on, the debt securities is to be determined;

  . if other than U.S. dollars, the currency or currency units for which the debt securities may be purchased and in which the principal and any interest and premium will be payable;

  . if other than denominations of $1,000 and any multiple of $1,000, the denominations in which we will offer the debt securities;

  . the place or places at which the principal of, and any interest and premium on, the debt securities will be payable;

  . the terms and conditions of our right, if any, to redeem the debt securities;

  . the terms and conditions of your right, if any, to cause us to repay the debt securities;

  . the terms and conditions of your right, if any, to convert the debt securities into, or exchange the debt securities for, our other securities;

  .  any additions to, or changes in, the events of default described below;

  .  any additions to, or changes in, our covenants;

  . the material tax consequences under U.S. law of owning the debt securities, including provisions for debt securities (1) sold at a discount below their face amount, (2) bearing no interest or (3) bearing interest at a rate which is below market rates at the time of issuance;

  . the restrictions, elections, tax consequences, specific terms and other relevant information with respect to (1) debt securities sold for any foreign currency or foreign currency units or (2) debt securities for which the principal and any interest and premium are payable in any foreign currency or foreign currency units;

  . the securities exchange or market on which the debt securities will be listed;

  . any obligation that we may have under Rule 14e-1 of the Securities Exchange Act and any other tender offer rules of the Securities Exchange Act, with respect to our repurchase of debt securities at the holder's option;

  . whether the debt securities will be issued in registered or bearer form, with or without coupons;

  . whether we will offer the debt securities, in whole or in part, in the form of global securities, the depositary for the global security and the specific depositary arrangement with respect to the debt securities; and

  . any other terms of the debt securities that are additional to, and not inconsistent with, those in the applicable indenture.

   We may offer debt securities that have principal and/or interest indexed to one or more values of currencies, including exchange rates between currencies, commodities or interest rate indices. If you invest in these debt securities, you may be subject to significant risks that you would not be subject to if you invested in conventional fixed-rate debt securities. For example:

  . debt securities that are indexed as to interest rate may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, and may result in no interest being paid; and

  . debt securities that are indexed as to principal amount may result in a principal amount payable at maturity that is less than the original purchase price of the debt securities, and may result in no principal being paid.

   The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events over which we have no control, and cannot be predicted based on historical performance. If the formula used to determine the principal amount or interest payable with respect to the debt securities contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. In addition, many factors that are independent of our creditworthiness and the value of the applicable currency, commodity or interest rate index affect the secondary market for indexed debt securities, including:

  . the volatility of the applicable currency, commodity or interest rate index;

  .  the time remaining to maturity of the debt securities;

  .  the amount of debt securities outstanding; and

  .  market interest rates.

Accordingly, you should consult your own financial and legal advisors about the risks of an investment in indexed debt securities with respect to your particular circumstances.

 Restrictions on Liens

   Under the indentures, we may not, and we may not permit any restricted subsidiary to, create, incur or assume any lien on any of our property or any restricted subsidiary's property to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us or any restricted subsidiary, unless the lien:

  . equally and ratably secures the debt securities and indebtedness, subject in the case of subordinated debt or junior subordinated debt to subordination with respect to rights of payment;

  . is on property or shares of stock of a corporation at the time it merges into or consolidates with us or a restricted subsidiary or becomes a restricted subsidiary;

  . is on property at the time it was acquired by us or a restricted subsidiary;

  . secures indebtedness incurred to finance all or part of a purchase price or cost of construction of our property or a restricted subsidiary's property;

  . secures indebtedness of a restricted subsidiary that is owed to us or another restricted subsidiary;

  . is on property of a person at the time substantially all of that person's assets are transferred or leased to us or a restricted subsidiary;

  . is in favor of the government and is for taxes or assessments or secures payments under a contract or statute;

  . arises out of a judgment, decree or other court order or is in connection with other proceedings;

  . is on our receivables or cash as a basis for the issuance of bankers' acceptances or letters of credit in connection with the financing of customers' operations by us or a restricted subsidiary;

  . is on property, or related receivables, acquired by us or a restricted subsidiary by repossession, foreclosure or like proceedings and secures indebtedness to finance all or part of the cost of maintenance, improvement or construction of the property;

  . is created in favor of the SBA on property owned by a restricted subsidiary organized as a small business investment company;

  .  extends, renews or replaces a lien described above; or

  . secures our indebtedness and indebtedness of our restricted subsidiaries and the sum of that indebtedness and the other indebtedness of us and our restricted subsidiaries secured by liens on our property and our restricted subsidiaries' property, excluding indebtedness secured by liens described above or existing as of the date of the applicable indenture, does not exceed 10% of our consolidated net tangible assets.

   We do not have to comply with the foregoing restrictions on liens if the holders of a majority in principal amount of debt securities who are affected by the imposition of the applicable lien waive compliance either generally or in that instance.

 Restrictions on Amount of Debt

   Under the indentures, we may incur unlimited amounts of senior debt, subordinated debt and junior subordinated debt. However, under other indentures, we have agreed not to permit the aggregate principal amount of all debt reflected on our consolidated balance sheets to exceed ten times our consolidated stockholder's equity. The other indentures are of varying terms, the longest of which is currently scheduled to expire on May 15, 2002. We may terminate or amend these restrictions in the other indentures prior to that date.

 Mergers, Consolidations and Transfers of Assets

   Under the indentures, we may not consolidate with, or merge into, any other corporation or convey, transfer or lease most or all of our property and assets to any person, unless:

  . the corporation formed by the consolidation, the corporation into which we merge or the person who acquires most or all of our property and assets is organized and existing under the laws of a U.S. jurisdiction and agrees to assume the payment of the principal of, and any interest and premium on, the debt securities and the performance of covenants in the applicable indenture;

  . the transaction will not result in the occurrence and continuation of an event of default or an event which after notice and/or lapse of time would become an event of default; and

  .  we satisfy other conditions listed in the applicable indenture.

We will be discharged from all of our obligations and covenants under the applicable indenture and the debt securities if we engage in a merger, consolidation or transfer of assets that satisfies all of these conditions.

 Payment and Transfer

   We will pay principal of, and any interest and premium on, fully registered debt securities without coupons at the corporate trust office of the trustee or at any other office that we maintain for that purpose, except that we may pay interest by check mailed to the registered holders of these debt securities at the close of business on the day or days specified in the applicable prospectus supplement. Unless limited in the indenture, fully registered debt securities may be transferred or exchanged at the trustee's corporate trust office or at any other office we maintain for that purpose, without payment of any service charge except for incidental taxes or governmental charges. With respect to other forms of debt securities, we will pay principal and any interest and premium and holders may transfer or exchange these debt securities at the place or places and on the terms that we specify in the applicable prospectus supplement.

 Book-Entry, Delivery and Form

   We may offer debt securities represented by one or more certificates in registered, global form. We will (1) deposit the global securities representing the debt securities with, and on behalf of, The Depository Trust Company (DTC) in New York, New York or a successor depositary that we appoint and (2) register the global securities in the name of the depositary or its nominee.

   DTC has advised us that it is a:

  . limited-purpose trust company organized under the laws of the State of New York;

  .  banking organization within the meaning of the laws of the State of New
     York;

  .  member of the Federal Reserve System;

  . clearing corporation within the meaning of the New York Uniform Commercial Code; and

  . clearing agency registered pursuant to the provisions Section 17A of the Securities Exchange Act.

   DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant also have access to DTC's book-entry system.

   Only participants and persons who hold interests through participants may own beneficial interests in debt securities represented by global securities. Upon deposit of the global securities, the depositary will credit, on its book-entry registration and transfer system, the accounts of the participants designated by the dealers, underwriters or agents involved in the distribution with the principal amounts of the global securities beneficially owned by the participants. The records of the depositary will show ownership and effect the transfer of ownership of global securities by participants. The records of participants will show ownership and effect the transfer of ownership of global securities by persons holding through them. Therefore, if you are required by state law to take physical delivery of securities in definitive form, you may not be able to own, transfer or pledge beneficial interests in global securities. In addition, the lack of a physical certificate evidencing a person's beneficial interest in debt securities represented by a global security may limit your ability to pledge the interest to a person or entity who does not participate in the depositary's system.

   So long as the depositary or its nominee is the registered owner of a global security, it will be considered the sole owner and holder of the related debt securities for all purposes under the applicable indenture. Except as set forth below, if you own a beneficial interest in debt securities represented by global securities, you will not:

  .  be entitled to have the debt securities registered in your name;

  . receive or be entitled to receive physical delivery of a certificate in definitive form representing the debt securities; or

  . be considered the owner or holder of the debt securities under the applicable indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the trustee.

   Each person owning a beneficial interest in a global security must rely on the procedures of the depositary or, if that person is not a participant, the procedures of the participant through which that person holds its interest, to exercise the rights of a holder under the applicable indenture. We understand that, under existing industry practice, when a beneficial owner of a global security wants to give any notice or take any action that a registered holder is entitled to take, at our request or under the applicable indenture, the depositary will authorize the participant to give the notice or take the action, and the participant will authorize its beneficial owners to give the notice or take the action. Accordingly, we and the trustee will treat as a holder anyone designated as such in writing by the depositary for purposes of obtaining any consents or directions required under the indenture.

   We will pay the principal of, and any interest and premium on, debt securities represented by global securities through the trustee or a paying agent to the depositary or its nominee, as the registered holder of the global securities. We expect the depositary or its nominee, upon receipt of any payments, to immediately credit each participant's account with payments in amounts proportionate to that participant's beneficial interest as shown on the records of the depositary or its nominee. We also expect each participant to pay each owner of beneficial interests in debt securities represented by global securities held through that participant in accordance with standing customer instructions and customary practices. These payments will be the responsibility of the participants.

   We will exchange debt securities represented by a global security for certificated securities in definitive form only if:

  . the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act;

  . we decide at any time not to have the debt securities represented by a global security and so notify the trustee; or

  . an event of default has occurred and is continuing with respect to the debt securities.

If there is an exchange, we will issue certificated securities in authorized denominations and registered in the names the depositary directs.

   We will not, and the trustee and paying agent will not, assume any responsibility or liability for any aspect of the records relating to, payments made on account of or actions taken with respect to the beneficial ownership interests in debt securities represented by global securities, or for any other aspect of the relationship between the depositary and its participants or between the participants and the owners of beneficial interests. We, the trustee and any paying agent may conclusively rely on instructions from the depositary for all purposes. We obtained the above information about the depositary and its book-entry system from sources we believe are reliable, but we take no responsibility for the accuracy of the information.

 Same-Day Settlement

   Underwriters, dealers or agents may make settlement for debt securities in immediately available funds. We may make all payments of principal and any interest in immediately available funds. If the debt securities are subject to settlement in immediately available funds, the depositary will trade them in its same-day funds settlement system until maturity and secondary market trading activity will require the depositary to settle in immediately available funds rather than in the traditional clearinghouse or next-day funds. We do not know what effect, if any, this requirement may have on the secondary trading activity of the debt securities.

 Events of Default, Notice and Waiver

   Each indenture provides that the following events are events of default with respect to any series of the debt securities:

  . failure to pay the principal of, and any premium on, any debt security of that series;

  . failure to pay any installment of interest on any debt security of that series for 30 days after becoming due;

  . failure to perform any other covenant in the applicable indenture for 60 days after being given written notice;

  . any event of default with respect to another series of debt securities issued under the applicable indenture;

  . a default under any (1) bond, debenture, note or other evidence of indebtedness for money that we borrowed, issued, assumed or guaranteed with unpaid principal over $2,000,000 or (2) mortgage, indenture or instrument under which we may issue, secure or evidence any indebtedness for money that we borrowed that caused another series of issued debt securities or such indebtedness to become due and payable prior to maturity, without discharge of such issued debt securities or indebtedness or rescission of the acceleration for 60 days after we receive written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding series of debt securities in default requesting discharge or rescission, unless we contest the default in good faith after that time;

  . bankruptcy, insolvency, reorganization or court appointment of a receiver, liquidator or trustee; and

  . any other event of default described in the resolution of our board of directors establishing the series of debt securities or in the supplemental indenture under which we issue the series of debt securities.

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. We will disclose any additions to, or changes in, the events of default in the applicable prospectus supplement.

   The trustee must give notice to the holders of any series of debt securities of any event of default with respect to that series of debt securities that it knows about within 90 days of the event, unless the default has been cured or waived or the trustee determines in good faith, except with respect to a default in the payment of principal, interest or premium, that it is in the best interest of the holders to withhold the notice. If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal and any accrued but unpaid interest due and payable immediately.

   The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default, except (1) failure to pay the principal and any premium or interest when due and (2) failure to perform any covenant or provision of the applicable indenture that cannot be amended or modified without the unanimous consent of the holders of the debt securities affected.

   Under the indentures, the holders:

  . agree to indemnify the trustee when exercising any right or power of any holders;

  . may, with certain exceptions, direct the time, method and place of (1) any proceeding for any remedy available to the trustee and (2) any exercise of the trustee's trusts or powers;

  . may, upon satisfaction of specified conditions, including notice and indemnity to the trustee, institute suit for the enforcement of their rights under the applicable indenture; and

  . have the absolute right to receive principal and any interest and premium when due and to enforce that right by instituting a suit.

   Each indenture requires us to provide the trustee with annual statements regarding our fulfillment of our obligations under that indenture.

 Modification of the Indentures

   With the consent of the holders of a majority in principal amount of each series of debt securities outstanding under the applicable indenture, we may enter into a supplemental indenture with the trustee to amend or modify provisions of the indenture. We may not, however, without the unanimous consent of the holders of each series of debt securities outstanding under the applicable indenture affected thereby:

  .  modify the payment terms of principal or interest;

  . reduce the percentage of holders from whom we must obtain consent to modify or amend the indenture or to waive our compliance with covenants; or

  . subordinate the indebtedness evidenced by the debt securities to other indebtedness, except to subordinate subordinated debt to senior debt or junior subordinated debt to senior debt and subordinated debt.

 Satisfaction and Discharge

   Under the indentures, we will be discharged from our obligations with respect to a series of debt securities prior to their maturity or redemption when:

  . we have irrevocably deposited with the trustee sufficient funds or direct or fully guaranteed obligations of the applicable government to pay the principal of, and any interest and premium on, the debt securities to maturity or redemption;

  .  we have paid all other sums payable with respect to the debt securities;

  . if the deposit is more than one year prior to maturity or redemption, we have delivered to the trustee an opinion of tax counsel to the effect that the deposit and discharge will not result in recognition by the holders of the debt securities of any income, gain or loss for federal income tax purposes that they would otherwise not recognize; and

  . we have delivered to the trustee an opinion of counsel as to certain other matters.

   If we are discharged from our obligations as to a series of debt securities prior to their maturity or redemption, the holders of those debt securities will no longer be entitled to benefits of the indenture, except for (1) registration of transfer or exchange of the debt securities and (2) replacement of lost, stolen or mutilated debt securities. Those holders may look only to the deposited funds or obligations for payment. However, if the trustee is unable to apply any deposited money or obligations by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting the application, or by reason of the trustee's inability to convert any deposited money or government obligations into the proper currency or currency unit, our obligations under the indenture will be reinstated until the trustee is able to apply the deposited money or obligations.

 The Trustee

   State Street Bank and Trust Company serves as trustee under each indenture. Each indenture limits the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases and to realize on certain property received with respect to any of the claims. The trustee may engage in other transactions, except that, if it acquires any conflicting interest, it must eliminate the conflict or resign. The trustee is trustee with respect to outstanding senior debt securities previously issued under the indentures and may from time to time perform certain other services for, including extending lines of credit to, us in the ordinary course of business.

 Certain Definitions

   The following terms used in this prospectus and the indentures have the following definitions:

  . "Consolidated net tangible assets" means the total of all assets reflected on our consolidated balance sheet, prepared in accordance with generally accepted accounting principles, at their net book values, after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with those principles, should be set aside in connection with the business conducted, but excluding goodwill, unamortized debt discount and all other like segregated intangible assets, and amounts on the asset side of our consolidated balance sheet for our capital stock, less the aggregate of our current liabilities and our consolidated subsidiaries reflected on our consolidated balance sheet, all as determined in accordance with generally accepted accounting principles. For purposes of this definition, "current liabilities" include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us, credit balances of factoring clients and other payables and accruals, in each case payable on demand or due within one year of the date of determination of consolidated net tangible assets, all as reflected on our consolidated balance sheet, prepared in accordance with generally accepted accounting principles.

  . "Debt" means all liabilities, whether issued or assumed, in respect of money borrowed, whether or not evidenced by notes, debentures or other like written obligations to pay money, and all guarantees in respect of money borrowed by third persons, whether or not evidenced by notes, debentures or other like written obligations of those third persons to pay money.

  . "Junior subordinated debt" means all of our debt which is by its terms made subordinate and junior to our senior debt and subordinated debt.

  .  "Lien" means any mortgage, pledge, security interest or lien.

  . "Restricted subsidiary" means any of our subsidiaries or any subsidiary of a restricted subsidiary (1) which is primarily engaged in the finance business, (2) which conducts its finance business primarily in the U.S. and (3) of which we and/or a restricted subsidiary own 51% or more of each class of its voting stock.

  . "Senior debt" means all of our debt which is not by its terms made subordinate or junior in right of payment from our general assets to any of our other debt.

  . "Subordinated debt" means all of our debt which is by its terms made subordinate or junior in right of payment to any of our other debt, except our junior subordinated debt.

  . "Subsidiary" means any corporation of which we and/or one or more of our subsidiaries own more than 50% of the voting stock, other than directors' qualifying shares.

 Provisions Applicable Solely to the Senior Debt Securities

   Each series of senior debt securities will constitute our senior debt and will rank equally with each other series of senior debt securities. All our subordinated debt and junior subordinated debt, including all subordinated debt securities and junior subordinated debt securities, will be subordinated to all our senior debt, including all senior debt securities.

 Provisions Applicable Solely to the Subordinated Debt Securities

   Each series of subordinated debt securities will constitute our subordinated debt and will rank equally with each other series of subordinated debt securities. All our junior subordinated debt, including all junior subordinated debt securities, will be subordinated to all our subordinated debt, including all subordinated debt securities. All our subordinated debt, including all subordinated debt securities, will be subordinated to all our senior debt, including all senior debt securities.

   If we are involved in any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings, or if any subordinated debt securities are declared due and payable because of an event of default, then we will pay in full all principal of, and any interest and premium on, all our senior debt before we make any payment on the subordinated debt securities.

   If we issue subordinated debt securities, we will disclose the aggregate principal amount of our senior debt outstanding as of a recent date in the prospectus supplement. We will also describe any limitation on the issuance of any additional senior debt in the prospectus supplement.

 Provisions Applicable Solely to the Junior Subordinated Debt Securities

   Each series of junior subordinated debt securities will constitute our junior subordinated debt and will rank equally with each other series of junior subordinated debt securities. The junior subordinated debt securities will be subordinated to all our senior debt, including all senior debt securities, and all our subordinated debt, including all subordinated debt securities.

   If we are involved in any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings, or if any junior subordinated debt securities are declared due and payable because of an event of default, then we will pay in full all principal of, and any interest and premium on, all our senior debt and subordinated debt before we make any payment on the junior subordinated debt securities.

   If we issue junior subordinated debt securities, we will disclose the aggregate principal amount of our senior debt and subordinated debt, if any, outstanding as of a recent date in the prospectus supplement. We will also describe any limitation on the issuance of any additional senior debt or subordinated debt in the prospectus supplement.

   As of June 30, 1999, the aggregate principal amount of our senior debt outstanding was $11.9 billion and there was no outstanding subordinated debt or junior subordinated debt.

Description of Warrants

   The following statements about the warrants are summaries of, and subject to, the detailed provisions of the warrant agreement that we may enter into with a warrant agent. We filed a form of the warrant agreement with the SEC.

 General

   We may issue warrants to purchase debt securities, evidenced by warrant certificates, under a warrant agreement with a warrant agent. We may issue the warrants independently or in connection with debt securities, and the warrants may be attached to, or separate from, the debt securities. If we offer warrants, a prospectus supplement will describe the terms of the warrants, including the following:

  .  the offering price, if any;

  . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

  . if applicable, the designation and terms of the debt securities with which the warrants are issued and the number of warrants issued with each of the debt securities;

  . if applicable, the date on and after which the warrants and the related debt securities will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of one warrant and the price at which the debt securities may be purchased;

  . the dates on which the right to exercise the warrants commences and expires;

  .  whether the warrants will be issued in registered or bearer form;

  . a summary of the material tax consequences under U.S. law of owning the warrants;

  . a description of any securities exchanges or markets on which the warrants will be listed;

  .  the name of the warrant agent and any co-warrant agent; and

  .  any other terms of the warrants.

   Warrant certificates may be exchanged for new warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer at the corporate trust office of the warrant agent or at such other office as we may designate in a prospectus supplement.

   Warrant holders do not have any of the rights of holders of debt securities and are not entitled to payments of principal of, and any interest or premiums on, the debt securities.

 Exercise of Warrants

   Warrant holders may exercise their warrants by:

  . completing and executing the form of election to purchase that appears on the reverse side of the warrant certificate;

  . surrendering their warrant certificates at the corporate trust office of the warrant agent; and

  .  paying the exercise price in full.

Upon exercise of a warrant, the warrant agent will deliver the debt securities in authorized denominations in accordance with the instructions of the exercising warrant holder and at the sole cost and risk of such warrant holder. If the exercising warrant holder elects to exercise less than all of the warrants evidenced by the warrant certificate, the warrant agent will also deliver a new warrant certificate evidencing the remaining amount of warrants.

Description of Capital Stock

   The following summary of our capital stock is not complete and is subject to, and qualified in its entirety by reference to, our charter, our bylaws, the Delaware General Corporation Law and any prospectus supplement and certificate of designation relating to the capital stock that we offer by this prospectus. Our charter and bylaws have been, and a form of a certificate of designation will be, filed with the SEC.

 General

   Our charter authorizes us to issue 852,000,000 shares of capital stock, of which:

  . 500,000,000 shares are designated class A common stock, $0.25 par value per share;

  . 300,000,000 shares are designated class B common stock, $0.25 par value per share;

  . 50,000,000 shares are designated senior preferred stock, $0.01 par value per share; and

  . 2,000,000 shares are designated junior preferred stock, no par value per share.

   As of July 29, 1999, after giving effect to the merger of HealthCare Financial Partners, Inc. into one of our wholly-owned subsidiaries, which we consummated on July 28, 1999, there were:

  . 46,320,982 shares of class A common stock issued and 45,997,892 shares outstanding;

  .  51,050,000 shares of class B common stock issued and outstanding;

  . 51,050,000 shares of class A common stock reserved for issuance upon conversion of shares of class B common stock;

  . 3,932,312 shares of class A common stock reserved for issuance under our 1998 stock incentive plan;

  . 5,000,000 shares of series A preferred stock, a series of senior preferred stock, issued and outstanding;

  . 1,500,000 shares of series C preferred stock, a series of senior preferred stock, issued and outstanding;

  . 1,250,000 shares of series D preferred stock, a series of senior preferred stock, issued and outstanding; and

  . 100,000 shares of NW preferred stock, a series of junior preferred stock, authorized and reserved for issuance.

All outstanding shares of common and preferred stock are fully paid and nonassessable. Any shares of senior preferred stock or class A common stock that we offer by this prospectus will, upon full payment of its purchase price, also be fully paid and nonassessable.

 Senior Preferred Stock

   Our charter authorizes our board of directors to issue preferred stock in one or more series from time to time. Our board may fix the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences, of the preferred stock in a certificate of designation without any further vote or action by the stockholders, except as may be required by the terms of our outstanding preferred stock.

   If we offer a series of senior preferred stock, a prospectus supplement will describe its terms, including the following:

  .  the maximum number and designation of shares to constitute the series;

  . the annual dividend rate, if any, and whether it is fixed or variable or both;

  . the date or dates from which dividends, if any, will begin to accrue or accumulate and whether dividends will be cumulative;

  .  the terms and conditions of our right, if any, to redeem the shares;

  .  the liquidation preference, if any;

  . whether the shares will be subject to operation of a retirement or sinking fund and, if so, the terms and provisions relating to the fund;

  . the terms and conditions of your right, if any, to cause us to redeem the shares;

  . the terms and conditions of your right, if any, to convert the shares into, or exchange the shares for, shares of any other series or class of our capital stock or the capital stock of another corporation;

  .  voting rights, if any;

  . any other preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions;

  . a summary of the material tax consequences under U.S. law of owning shares of preferred stock; and

  . a description of any securities exchanges or markets on which the shares will be listed.

 Existing Preferred Stock

   Our currently authorized preferred stock is described below.

 Series A Preferred Stock

   We pay cumulative, quarterly dividends on our series A preferred stock at an annual rate of 8.125%. We may not declare or pay cash dividends on our common, junior preferred or other series of senior preferred stock on parity with the series A preferred stock unless we have paid full cumulative dividends on all outstanding shares of our series A preferred stock for all past dividend periods. We may redeem in whole or in part our series A preferred stock on or after September 22, 2000 at a price of $25 per share plus accrued and unpaid dividends.

   Except as required by law and as described in this prospectus, the holders of our series A preferred stock have no voting rights. If we fail to pay six consecutive quarterly dividends on our series A preferred stock, the holders of the series A preferred stock, voting separately as a class, may elect two additional directors beyond the number to be elected by our other stockholders at the next annual meeting and at every subsequent annual meeting at which the terms of the directors they elected expire so long as we are in arrears. The directors elected by the holders of series A preferred stock will serve until the dividend default ceases to exist. In addition, without the vote of the holders of at least two-thirds of the outstanding shares of our series A preferred stock, we will not:

  . issue any shares of stock ranking senior to the outstanding shares of series A preferred stock as to the payment of dividends or upon liquidation; or

  . amend our charter or bylaws to change the par value of the shares of series A preferred stock, the aggregate number of authorized shares of series A preferred stock or the powers, preferences or special rights of the series A preferred stock in a manner that adversely affects the holders of our series A preferred stock.

   Our series A preferred stock carries a liquidation preference of $25 per share plus accrued and unpaid dividends. Our series A preferred stock ranks senior with respect to payment of dividends and liquidation preferences to our common stock and junior preferred stock.

 Series C Preferred Stock

   Dividends on our series C preferred stock are noncumulative. Accordingly, if our board of directors fails to declare a dividend on our series C preferred stock payable on a dividend payment date, then holders of our series C preferred stock have no right to receive a dividend for the dividend period ending on that dividend payment date. We have no obligation to pay any dividend accrued for such period, whether or not dividends on our series C preferred stock are declared payable on any future dividend payment date. If declared by our board of directors, dividends are payable quarterly at an annual rate of 6.687%. We will adjust the amount of dividends payable on our series C preferred stock in the event of certain amendments to the Internal Revenue Code of 1986, as amended, in respect of the dividends received reduction. We may not declare or pay cash dividends on our common stock, junior preferred stock or other series of senior preferred stock ranking equal with our series C preferred stock unless we have paid all declared dividends on all outstanding shares of series C preferred stock for all past dividend periods. We may redeem in whole or in part our series C preferred stock on or after August 15, 2007 at a price of $100 per share plus accrued and unpaid dividends, whether or not declared, for the then-current dividend period and, if declared, accrued and unpaid dividends for prior dividend periods.

   Except as required by law and as described in this prospectus, the holders of our series C preferred stock have no voting rights. If we have not paid or declared and set aside dividends payable on shares of our series C preferred stock or on any other class or our series of senior preferred stock for which dividends are noncumulative ranking equal with our series C preferred stock and upon which like voting rights have been conferred and are exercisable for the equivalent of six full quarterly dividend periods, whether or not consecutive, the holders of our series C preferred stock, voting as a single class with the holders of the other noncumulative voting stock, may elect two additional directors beyond the number to be elected by our other stockholders, including holders of our series A preferred stock, at the next annual meeting and at every subsequent annual meeting at which the terms of the directors they elected expire so long as we are in arrears. The right of holders of series C preferred stock to elect directors will continue until we pay or declare and set aside dividends on the series C preferred stock for at least four consecutive full quarterly dividend periods. In addition:

  . without the vote of the holders of at least two-thirds of the outstanding shares of our series C preferred stock, we will not amend, alter or repeal any provision of our charter in a manner that would adversely affect the powers, privileges or rights of the holders of our series C preferred stock; and

  . without the vote of the holders of at least two-thirds of the outstanding shares of our series C preferred stock and any other series of our noncumulative preferred stock ranking equal with the series C preferred stock either as to dividends or upon liquidation, voting as a single class without regard to series, we will not (1) issue, authorize or increase the authorized amount of our series C preferred stock, (2) issue or authorize any obligation or security convertible into or evidencing a right to purchase our series C preferred stock or (3) reclassify any of our authorized stock into an additional class or series of stock ranking prior to our series C preferred stock as to dividends or upon liquidation.

   Our series C preferred stock carries a liquidation preference of $100 per share plus an amount equal to the sum of accrued and unpaid dividends, whether or not earned or declared, for the then-current dividend period to the date of the final distribution that ranks:

  . senior to payments to holders of our common stock, junior preferred stock and any other class or series of stock ranking junior to our series C preferred stock; and

  . equal with payments to holders of each other series of our senior preferred stock outstanding on the date of original issue of our series C preferred stock.

 Series D Preferred Stock

   Our series D preferred stock is identical to our series C preferred stock, except that:

  . if declared by our board of directors, dividends are payable quarterly on the series D preferred stock at an annual rate of 6.95%; and

  . we may redeem in whole or in part our series D preferred stock on or after February 15, 2009 at a price of $100 per share plus accrued and unpaid dividends, whether or not declared, for the then-current dividend period and, if declared, accrued and unpaid dividends for prior dividend periods.

 NW Preferred Stock

   We authorized the issuance of 100,000 shares of our NW preferred stock pursuant to our keep well agreement with Fuji Bank. In the keep well agreement, Fuji Bank has agreed to purchase NW preferred stock in an amount required to maintain our net worth at $500 million. At June 30, 1999, our net worth was approximately $2 billion. To date, we have not issued any NW preferred stock to Fuji Bank. If we issue NW preferred stock, we will pay dividends at a rate of 1% per annum above the three-month rate at which Fuji Bank offers deposits in U.S. dollars in London, England to prime banks in the London interbank market. The dividends will be noncumulative and payable, if declared, quarterly. If the NW preferred stock is issued, we will not pay cash dividends on our common stock unless we have declared and paid or set aside full dividends for the then-current dividend period on all outstanding shares of NW preferred stock.

   Subject to specified conditions, within a specified period of time after the end of a calendar quarter, we will redeem shares of NW preferred stock, in whole or in part, at the option of the holder, in an aggregate amount not greater than the excess of (1) our net worth as of the end of the quarter over
(2) $500 million at a price equal to the price we received upon the issuance of the NW preferred stock plus accrued and unpaid dividends for the then-current dividend period.

   Except as required by law, holders of the NW preferred stock will have no voting rights. The NW preferred stock will have a liquidation preference equal to the price that we received for each share upon the issuance of the NW preferred stock plus accrued and unpaid dividends for the then-current dividend period.

The NW preferred stock will rank senior to our common stock and junior to our senior preferred stock with respect to payment of dividends and liquidation preference.

 Common Stock

 Voting Rights

   The holders of our class A common stock and class B common stock generally have identical rights, except that holders of our class A common stock have one vote per share and holders of our class B common stock have three votes per share on all matters to be voted on by stockholders. Fuji Bank beneficially owns all of our outstanding class B common stock. Fuji Bank, or certain of its transferees, may reduce from time to time the number of votes per share of class B common stock and may not hold shares of class B common stock representing more than 79% of the combined voting power of all outstanding classes of voting stock. Holders of class A common stock and class B common stock may not cumulate their votes for the election of directors.

   Generally, except as otherwise required by the Delaware General Corporation Law, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all holders of shares of our class A common stock and class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of our preferred stock. However, except as otherwise provided by law or our charter and subject to any voting rights granted to holders of our preferred stock, amendments to our charter must be approved by a majority of all shares of class A common stock and class B common stock, voting together as a single class. In addition, amendments to our charter that would change the powers, preferences or special rights of a class of common stock in a manner that adversely affects the holders of shares of that class of common stock must be approved by a majority of the votes entitled to be cast by the holders of shares of the class adversely affected by the amendment, voting as a separate class.

 Dividends

   Holders of our class A common stock and class B common stock share ratably on a per share basis in any dividends declared by our board of directors, subject to any preferential rights of our preferred stock. We may not pay dividends on our common stock unless we have paid all declared dividends on all outstanding shares of our series C preferred stock and series D preferred stock and full cumulative dividends on all outstanding shares of our class A common stock. If we pay dividends or make other distributions payable in common stock, including distributions pursuant to stock splits or divisions of common stock, we will pay or distribute only shares of class A common stock to holders of class A common stock and only shares of class B common stock to holders of class B common stock. We may not reclassify, subdivide or combine shares of one class of our common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other series of our common stock.

 Conversion

   Holders of our class A common stock have no conversion rights. Fuji Bank, its subsidiary or certain unaffiliated transferees can, at their option, convert each share of class B common stock that it holds into one share of our class A common stock.

   If Fuji Bank and/or its subsidiaries transfer shares of our class B common stock, the shares will automatically convert into shares of our class A common stock, unless:

  .  the transferee is Fuji Bank or a subsidiary of Fuji Bank; or

  . the transferee is an unaffiliated party and it and its subsidiaries receive shares of our class B common stock representing more than a 50% voting interest in the outstanding shares of our common stock, in which case the shares retained by Fuji Bank and its subsidiaries will automatically convert into shares of our class A common stock.

   In addition, all shares of our class B common stock will automatically convert into shares of our class A common stock if the number of outstanding shares of class B common stock beneficially owned by Fuji Bank and its subsidiaries or the unaffiliated party and its subsidiaries, as the case may be, falls below 30% of the aggregate number of outstanding shares of our common stock. This automatic conversion will ensure that Fuji Bank and its subsidiaries or the unaffiliated party and its subsidiaries, as the case may be, retain voting control over us only if they continue to have a significant economic interest in us.

 Other Rights

   If we engage in a merger, reorganization or consolidation with, or into, another entity and, as a result, our common stock is exchanged for cash or property, we will exchange each share of our common stock, regardless of class, for the same amount of cash or property. If our common stock is exchanged for stock or other securities, we may convert or exchange shares of class A common stock and shares of class B common stock into, or with, stock or other securities that differ to the extent that the class A common stock and the class B common stock differ in our charter. If we liquidate, dissolve or wind up our business, we will pay in full the amounts required to be paid to holders of our preferred stock, then distribute ratably any remaining assets to holders of our common stock.

   If we issue additional shares of class A common stock, or other securities convertible into class A common stock, each holder of class B common stock has preemptive rights to purchase the amount of class A common stock or other securities convertible into class A common stock, as the case may be, that will allow the holder to maintain the percentage of beneficial ownership it had before the issuance. Holders of class A common stock do not have preemptive rights to purchase additional securities.

 Transfer Agent and Registrar

   The Bank of New York serves as the transfer agent and registrar for the class A common stock.

 Certain Charter and Bylaw Provisions

 Corporate Opportunities

   Our charter allows Fuji Bank to engage in activities or lines of business that are the same as, or similar to, the activities and lines of business in which we engage. Neither Fuji Bank nor any of its directors, officers or other employees will be liable to us or our stockholders for breach of any fiduciary duty because it does so.

   If Fuji Bank knows of a potential transaction or matter which may be a corporate opportunity for it and for us, it has no duty to communicate or offer the transaction or matter to us. Fuji Bank will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder because it pursues or acquires the opportunity for itself, directs the opportunity to another person or does not communicate information regarding the opportunity to us. If one of our directors, officers or employees who is also a director, officer or employee of Fuji Bank knows of a potential transaction or matter which may be a corporate opportunity for both us and Fuji Bank, he or she may fully satisfy his or her fiduciary duty if he or she acts in a manner consistent with the following policies:

  . a corporate opportunity offered to one of our officers or employees who is also a director, but not an officer, or employee of Fuji Bank is our corporate opportunity;

  . a corporate opportunity offered to one of our officers or employees who is also an officer or employee of Fuji Bank is our corporate opportunity only if it is expressly offered in writing to the person in his or her capacity as our officer or employee; and

  . a corporate opportunity offered to one of our directors who is not one of our officers or employees, but who is a director, officer or employee of Fuji Bank, is our corporate opportunity only if it is expressly offered in writing to the person in his or her capacity as director.

   If Fuji Bank's beneficial ownership of our common stock falls below 30% of the voting power of all classes of our outstanding common stock and none of our directors, officers or other employees is also a director, officer or other employee of Fuji Bank or any of its other subsidiaries, these provisions of our charter and bylaws will expire. Any person who purchases or otherwise acquires our common stock is deemed to know about and consent to these provisions of our charter.

 Provisions that May Have an Anti-Takeover Effect

   The following provisions in our charter and by-laws may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest:

  . our charter and bylaws provide that, subject to the rights of holders of preferred stock to elect additional directors under specified circumstances, only the board of directors (1) fixes the number of directors and (2) fills vacancies, other than those occurring by reason of removal of a director by our stockholders;

  . our bylaws provide that a stockholder must provide us advance written notice of its intent to nominate a director or raise a matter at an annual meeting;

  . our charter and bylaws provide that only specified officers, or our secretary at the request of a majority of our directors, may call special meetings of stockholders;

  . our bylaws provide that stockholders may take any action required or permitted to be taken by stockholders by written consent only so long as Fuji Bank and its subsidiaries or a certain unaffiliated transferee and its subsidiaries, as the case may be, beneficially own more than 50% of the total voting power of our outstanding common stock;

  . our charter requires, subject to the rights of the holders of our preferred stock, the affirmative vote of at least 66 2/3% of the total voting power of our outstanding common stock, voting together as a single class, to amend, repeal or adopt any provision inconsistent with any of the foregoing provisions of our charter; and

  . our charter and bylaws require, subject to the rights of the holders of our preferred stock, the affirmative vote of a majority of directors or the holders of at least 66 2/3% of the total voting power of our outstanding common stock, voting together as a single class, to alter, amend or repeal our bylaws.

   We are subject to Section 203 of the Delaware General Corporation Law. In general, under this statute, in certain circumstances, we may not engage in a "business combination" with an "interested stockholder" for three years after the date on which the entity becomes an interested stockholder, unless either:

  . the stockholder acquires more than 85% of our outstanding voting stock upon consummation of the transaction in which the stockholder becomes an interested stockholder;

  . our board of directors approved the business combination or the transaction in which the person becomes an interested stockholder before the date on which the stockholder becomes an interested stockholder; or

  . our board of directors and holders of two-thirds of our outstanding voting stock at a stockholder meeting held on or subsequent to the date of the business combination approve the business combination.

An "interested stockholder" owns, or at any time in the prior three years did own, 15% or more of a corporation's voting stock. A "business combination" is, among other things, a merger, consolidation, stock sale, asset based transaction or other transaction resulting in financial benefit to the interested stockholder.


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

 Limitations on Directors' Liability

   Under our charter, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  .  breach of the director's duty of loyalty;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  certain unlawful dividend payments or stock redemptions or repurchases;
     or

  . any transaction from which the director derived an improper personal benefit.

                              PLAN OF DISTRIBUTION

   We may offer the securities directly to you, to or through underwriters, through dealers or agents or through a combination of these methods. A prospectus supplement will disclose the following information:

  . the underwriters, dealers or agents involved in the offering under this prospectus;

  . the terms of the offering, including the purchase price of the securities and our proceeds from the sale of the securities;

  .  the managing underwriters;

  . the underwriting discounts and other items constituting underwriters' compensation;

  .  any initial public offering price;

  . any discounts or concessions allowed, reallowed or paid to dealers, which may change from time to time;

  . the terms of any offers to purchase securities solicited by us directly from institutional investors;

  .  the anticipated delivery date of the securities; and

  . the securities exchanges or markets on which the securities may be listed.

   If we use underwriters in an offering of securities, we will execute an underwriting agreement with the underwriters. If we use an underwriter or an underwriting syndicate in an offering, the underwriter(s) will purchase all of the securities for their own account(s), subject to certain conditions, and may resell them from time to time in one or more transactions at:

  .  a fixed price or prices which may be changed;

  .  prevailing market prices;

  .  prices relating to the prevailing market prices; or

  .  negotiated prices.

   If we use a dealer in an offering of securities, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

   If we use an agent in an offering of securities, the agent will act on a best efforts basis for the period of its appointment unless we indicate otherwise in the applicable prospectus supplement.

   Any dealer or agent that we use in an offering of securities may be deemed an underwriter within the meaning of the Securities Act, and any discounts or commissions received by them from us, and any profit on

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

the resale of our securities by them, may be treated as underwriting discounts and commissions under the Securities Act. We may solicit offers to purchase securities from, and we may sell securities directly to, institutional investors or others who may be deemed underwriters within the meaning of the Securities Act when they resell the securities. We may enter into agreements with any underwriter, dealer and agent that we use in an offering of securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act.

   If we so indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors that we approve to purchase securities pursuant to contracts that provide for payment and delivery at a future date. These institutional investors with whom we may enter into delayed purchase contracts include commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions. The obligations of the institutional investors will not be subject to any conditions, except that:

  . the purchase by an institution of the securities may not, at the time of delivery, be prohibited under the laws of any jurisdiction to which it is subject; and

  . if the securities are also being sold to underwriters, we must sell to underwriters the securities not subject to delayed delivery.

The underwriters or other agents will not have any responsibility regarding the validity or performance of the delayed purchase contracts.

   Some of the underwriters, dealers or agents and their associates may engage in transactions with, serve as financial advisors to and perform other general financing and bank services for us and for our affiliates in the ordinary course of business.

   Some persons participating in the offering may engage in, and discontinue at any time, transactions that stabilize, maintain or otherwise affect the price of the securities in order to facilitate an offering of the securities. These transactions may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than they have purchased from us who then cover the over-allotments or short positions by purchasing securities in the open market or by exercising any over-allotment option granted to them by us. These transactions may also include bidding for or purchasing securities in the open market or imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.

   Other than our class A common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange, each series of securities will be a new issue of securities with no established trading market. Any class A common stock sold pursuant to this prospectus will be listed on the New York Stock Exchange and the Chicago Stock Exchange. Other securities may or may not be listed on a national securities exchange. A secondary market may not be created, or if created, may not continue for the debt securities, warrants or senior preferred stock.

                                 LEGAL OPINIONS

   Mark J. Ohringer, Esq., our Deputy General Counsel, will issue an opinion for us about the legality of the securities we offer under this prospectus. Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693, or other legal counsel, will issue opinions on certain legal matters for any agents or underwriters. Mr. Ohringer is one of our full-time employees and currently owns or has the right to acquire a total of approximately 13,000 shares of our class A common stock. Katten Muchin & Zavis also acts as our counsel from time to time and a limited number of its attorneys own, in the aggregate, less than 1% of the outstanding shares of our class A common stock.

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

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 1998, as amended on Form 10-K/A, and incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report, and are incorporated by reference in this prospectus upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving the report.

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